FIRST UNION CORPORATION

       AND SUBSIDIARIES


                                                  THIRD QUARTER

                                                  FINANCIAL

                                                  SUPPLEMENT

                         NINE MONTHS ENDED

                         SEPTEMBER 30, 1996


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                             FIRST UNION CORPORATION
                                AND SUBSIDIARIES

                       THIRD QUARTER FINANCIAL SUPPLEMENT
                      NINE MONTHS ENDED SEPTEMBER 30, 1996
                                   (Unaudited)


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TABLE OF CONTENTS
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Selected Financial Data.............................................................................     1
Management's Analysis of Operations.................................................................     2
Consolidated Summaries of Income, Per Share Data
   and Balance Sheet Data...........................................................................   T-1
Selected Lines of Business..........................................................................   T-2
Internal Capital Growth and Dividend Payout Ratios..................................................   T-2
Selected Quarterly Data.............................................................................   T-3
Securities Available for Sale.......................................................................   T-4
Investment Securities...............................................................................   T-5
Loans...............................................................................................   T-6
Allowance for Loan Losses and Nonperforming Assets..................................................   T-7
Intangible Assets...................................................................................   T-8
Allowance for Foreclosed Properties.................................................................   T-8
Deposits............................................................................................   T-9
Time Deposits in Amounts of $100,000 or More........................................................   T-9
Long-Term Debt......................................................................................  T-10
Changes in Stockholders' Equity.....................................................................  T-11
Capital Ratios......................................................................................  T-12
Off-Balance Sheet Derivative Financial Instruments..................................................  T-13
Off-Balance Sheet Derivatives-Expected Maturities...................................................  T-15
Off-Balance Sheet Derivatives Activity..............................................................  T-15
Net Interest Income Summaries
     Five Quarters Ended September 30, 1996.........................................................  T-16
     Year-to-date September 30 and June 30, 1996; December 31
          and September 30, 1995....................................................................  T-18
Consolidated Balance Sheets
     Five Quarters Ended September 30, 1996.........................................................  T-20
Consolidated Statements of Income
     Five Quarters Ended September 30, 1996.........................................................  T-21
     Year-to-date September 30, 1996 and 1995.......................................................  T-22
Consolidated Statements of Cash Flows...............................................................  T-23

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                             SELECTED FINANCIAL DATA
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                                                                                    Three Months Ended          Nine Months Ended
                                                                                       September 30,             September 30,
                                                                                    --------------------  -----------------------

(In millions, except per share data)                                                 1996          1995         1996        1995
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
FINANCIAL HIGHLIGHTS
Net income                                                                        $   357           381        1,039       1,095
Dividends on preferred stock                                                            1             5            8          22
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Net income applicable to common stockholders                                          356           376        1,031       1,073
After-tax restructuring charges and SAIF special assessment                            86          -             267         -
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Net income applicable to common stockholders
    before merger-related restructuring charges and SAIF special assessment       $   442           376        1,298       1,073
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PER COMMON SHARE DATA
Net income                                                                        $     1.29          1.36         3.69        3.85
Net income before merger-related, after tax restructuring charges
    and SAIF special assessment                                                         1.60          1.36         4.65        3.85
Net income before merger-related, after tax restructuring charges,
    SAIF special assessment and intangible amortization expense                         1.77          1.54         5.19        4.34
Cash dividends                                                                          0.58          0.52         1.62        1.44
Quarter-end price                                                                      66.750        51.000       66.750      51.000
Book value                                                                        $    31.94         30.68        31.94       30.68
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PERFORMANCE HIGHLIGHTS
Return on average assets (a) (b)                                                        1.06%         1.25         1.04        1.26
Return on average common equity (a) (c)                                                15.91         17.84        15.30       17.24
Before merger-related after-tax restructuring charges and
    SAIF special assessment
        Return on average assets (a) (b)                                                1.32          1.25         1.30        1.26
        Return on average common equity (a) (c)                                        19.17         17.84        18.81       17.24
Dividend payout ratio on common shares                                                 44.96         33.75        43.90       34.08
Net interest margin (a)                                                                 4.27          4.41         4.21        4.55

ASSET QUALITY
Allowance as % of loans, net                                                            1.49          1.69         1.49        1.69
Allowance as % of nonaccrual and restructured loans                                     188            236         188          236
Allowance as % of nonperforming assets                                                  167            178         167          178
Net charge-offs to average loans, net (a)                                               0.64          0.33         0.58        0.38
Net charge-offs to average loans, net, excluding net credit card
    charge-offs (a) (d)                                                                 0.28            -          0.30      -
Nonperforming assets to loans, net and foreclosed properties                            0.89          0.95         0.89        0.95

CAPITAL
Tier 1 capital to risk-weighted assets                                                  6.38          6.81         6.38        6.81
Stockholders' equity to assets                                                          6.49%         7.02         6.49        7.02
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(a)  Annualized.
(b)  Based on net income.
(c)  Based on net income applicable to common stockholders and average common stockholders' equity excluding average net unrealized gains and losses on debt and equity securities.
(d)  Data not available prior to 1996.

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                       MANAGEMENT'S ANALYSIS OF OPERATIONS

EARNINGS HIGHLIGHTS

First Union's net income applicable to common stockholders in the first nine months of 1996 was $1.03 billion, or $3.69 per share after first quarter 1996 merger-related restructuring charges of $181 million after-tax and third quarter 1996 Savings Association Insurance Fund (SAIF) special assessment charges of $86 million after-tax. Before these charges, net income was $1.30 billion, or $4.65 per share, compared with $1.07 billion, or $3.85 per share, in the first nine months of 1995.

The restructuring charges were related to the January 1, 1996, First Fidelity Bancorporation pooling of interests acquisition. Amounts for 1995 have been restated to reflect the acquisition. The SAIF special assessment resulted from recent legislation to recapitalize the SAIF, and applied to $25.0 billion in deposits (out of our $91.4 billion deposit base) that were originally acquired from thrift institutions. As a result of the legislation, beginning in 1997 we expect to realize a net annual benefit of $35 million pre-tax from the reduced SAIF premiums, which we currently plan to apply to business-related initiatives to enhance revenues by increasing the products, services and distribution channels available to customers.

In the third quarter of 1996, net income applicable to common stockholders was $356 million, or $442 million before the SAIF special assessment, compared with $376 million in the third quarter of 1995. On a per common share basis, earnings were $1.29, or $1.60 before the SAIF assessment, compared with $1.36 in the third quarter of 1995.

Tax-equivalent net interest income increased 7 percent from the first nine months of 1995, including 6 percent growth in the third quarter of 1996 from the third quarter of 1995. Average net loans amounted to $89.9 billion in the first nine months of 1996, compared with $81.7 billion in the first nine months of 1995. Nonperforming assets were $825 million, or 0.89 percent of net loans and foreclosed properties, at September 30, 1996, compared with $818 million, or
0.95 percent, at September 30, 1995, and $826 million, or 0.91 percent, at December 31, 1995. Annualized net charge-offs were 0.64 percent in the third quarter of 1996, compared with 0.33 percent in the third quarter of 1995, and
0.49 percent in the fourth quarter of 1995. Excluding net charge-offs related to the credit card portfolio, third quarter 1996 net charge-offs were 0.28 percent. At September 30, 1996, the credit card portfolio represented 6 percent of the total loan portfolio.

Noninterest, or fee, income (excluding securities transactions) increased 27 percent in the first nine months of 1996 from the first nine months of 1995, including 28 percent growth in the third quarter of 1996 from the third quarter of 1995. Included in

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noninterest income is Capital Management fee income, which increased 38 percent, and Capital Markets fee income, which increased 52 percent, in the third quarter of 1996 from the third quarter of 1995.

Domestic banking operations, including trust operations, located in Connecticut, Delaware, Florida, Georgia, Maryland, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Virginia and Washington, D.C., and mortgage banking operations are our principal sources of revenues. Foreign banking operations are immaterial.

OUTLOOK
With the discretionary investments we have made in recent years, particularly in the Capital Management, Capital Markets and electronic and remote banking areas of our company, we have many more opportunities to serve customers with a broader selection of financial products. These products diversify our revenue stream and complement our traditional loan and deposit products.

The response in both our southern and northern markets to mutual funds, asset management accounts, annuities and other investment planning products and services continues to be strong. We believe this indicates customer satisfaction with these new products and with the delivery channel options we are offering.

Access to an expanded network of broker-dealers as well as expanded investment management activities will be gained with the completion, expected during late 1996, of the acquisition of Keystone Investments, Inc., a Boston-based investment manager and mutual fund advisory company with $11.8 billion in assets under management at September 30, 1996. The transaction, which is expected to be accounted for as a pooling of interests, calls for First Union to issue 2,912,000 shares of common stock and to assume $145 million of Keystone long-term debt as a result of the acquisition. This transaction is subject to approval by shareholders of the Keystone family of mutual funds and by regulatory bodies, and to other conditions of closing.

In the first nine months of 1996, we completed purchase accounting acquisitions of three banks and thrifts in North Carolina, Florida and Tennessee and three railcar leasing operations. We also announced three pending purchase accounting acquisitions, including a thrift and a bank in Florida and a bank in Connecticut, respectively. The railcar leasing acquisitions operate as part of First Union Rail Corporation. The railcar purchases make First Union Rail the second largest general freight car leasing operation in North America. The three railcar leasing acquisitions had combined assets of $1.0 billion.
The three completed bank-and thrift-related acquisitions had combined assets, net loans and deposits of $2.2 billion, $1.4 billion and $1.7 billion, respectively. The three pending bank- and thrift-related acquisitions had combined assets, net loans and deposits of approximately $5.3 billion, $3.4 billion and $3.6 billion, respectively, at September 30, 1996.

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Also in the first nine months of 1996, we acquired a 32.5 percent equity ownership interest in NOVA Corporation of Atlanta, Georgia, in exchange for our merchant bankcard processing business. In October 1996, we consummated the purchase of the trustee and agency servicing rights to the corporate trust portfolio of Meridian Trust Company based in Pennsylvania, which added approximately 1,100 bond trustee and agency accounts and increased First Union's corporate trust servicing portfolio to approximately $125 billion in principal outstanding.

We also consummated the purchase of two insurance agencies in Virginia and Pennsylvania.

These acquisitions will help First Union improve market share in its banking operations and further diversify its earnings stream.

We continue to be alert to opportunities to enhance stockholder value through acquisitions. With the completion of the First Fidelity acquisition, however, we have refocused our primary management attention to leveraging our existing base as we invest in new technology and fee income-generating lines of business. The significant investments we have made in acquisitions, in technology and in expanded products and services position us to serve our 12 million customers in a diverse geographic marketplace and to reduce the impact of shifts in the credit cycle.

We also continue to evaluate acquisition opportunities that will provide access to customers and markets that we believe complement our long-term goals. Acquisition discussions and in some cases negotiations also take place, and future acquisitions involving cash, debt or equity securities may be expected. Acquisitions typically involve the payment of a premium over book and market values. Some dilution of First Union's book value and net income per common share may occur in connection with some future acquisitions.

The ACCOUNTING AND REGULATORY MATTERS section provides information about legislative, accounting and regulatory matters that have recently been adopted or proposed.

INCOME STATEMENT REVIEW

NET INTEREST INCOME
Tax-equivalent net interest income increased 7 percent in the first nine months of 1996 to $3.81 billion, compared with $3.55 billion in the first nine months of 1995, and 6 percent in the third quarter of 1996 to $1.28 billion, compared with $1.21 billion in the third quarter of 1995. The increases primarily reflected loan growth, the repricing of variable rate assets, and purchase accounting acquisitions.



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Nonperforming loans reduce interest income because the contribution from these loans is eliminated or sharply reduced. In the first nine months of 1996, $54 million in gross interest income would have been recorded if all nonaccrual and restructured loans had been current in accordance with their original terms and had been outstanding throughout the period, or since origination if held for part of the period. The amount of interest income related to these assets and included in income in the first nine months of 1996 was $8 million.

NET INTEREST MARGIN
The net interest margin, which is the difference between the tax-equivalent yield on earning assets and the rate paid on funds to support those assets, was
4.21 percent in the first nine months of 1996, compared with 4.55 percent in the first nine months of 1995. The margin was 4.27 percent in the third quarter of 1996, compared with 4.41 percent in the third quarter of 1995. The margin decline was primarily related to the securitization of $1.5 billion in credit card receivables in the third quarter of 1995; the addition of lower spread investment securities in the early months of 1996; the addition of acquired banks and thrifts with lower margins; and the generation of lower-spread assets related to Capital Markets activities. It should be noted that the margin is not our primary management focus or goal. Our goal is to continue increasing net interest income.

The average rate earned on earning assets was 8.03 percent in the first nine months of 1996, compared with 8.32 percent in the first nine months of 1995. The average rate paid on interest-bearing liabilities was 4.37 percent in the first nine months of 1996 and 4.39 percent in the first nine months of 1995.

We use securities and off-balance sheet transactions to manage interest rate sensitivity. More information on these transactions is included in the INTEREST RATE RISK MANAGEMENT section.

NONINTEREST INCOME
We are meeting the challenges of increasing competition and changing customer demands and demographics by making discretionary investments to enhance our prospects for income growth. We have significantly broadened our product lines, particularly in the Capital Markets, Capital Management and Customer Direct Access (formerly Card Products) divisions, to provide additional sources of fee income that complement our longstanding banking products and services. These investments were reflected in the 27 percent growth in noninterest income, excluding securities transactions, to $1.65 billion in the first nine months of 1996, compared with $1.30 billion in the first nine months of 1995. Noninterest income, excluding securities transactions, was $598 million in the third quarter of 1996, compared with $466 million in the third quarter of 1995.

Virtually all sources of noninterest income increased in the first nine months of 1996 compared with the first nine months of 1995. Key contributors included income related to Capital Markets activities, which increased 92 percent to $301 million in

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the first nine months of 1996 from $157 million in the first nine months of
1995. Capital Markets activities include asset securitizations, risk management products, international trade finance, loan syndications, private placements, merchant banking, and other financing alternatives. Trading activities, which are discussed below, also are managed by the Capital Markets Group. Additionally, Capital Management fee income, including personal and corporate trust, brokerage services and mutual funds, increased 35 percent in the first nine months of 1996 to $409 million from $302 million in the first nine months of 1995. Gains from securities transactions declined from the first nine months of 1995.

TRADING ACTIVITIES
Our Capital Markets Group also made a key contribution to noninterest income through trading profits. Trading profits were $52 million in the first nine months of 1996, compared with $35 million in the first nine months of 1995. Trading account assets were $4.8 billion at September 30, 1996, compared with $1.9 billion at year-end 1995. The increase was the result of general market conditions and expanded trading volume. Trading activities are undertaken to satisfy customers' risk management and investment needs and for the corporation's own proprietary account. All trading activities are conducted within risk limits established by the corporation's Credit/Market Risk Committee, and all trading positions are recorded at estimated fair value daily. Trading activities include fixed income securities such as U.S. Treasury, municipal, mortgage-backed, asset-backed and corporate debt securities. Also included in trading activities are money market instruments, foreign exchange, options, futures, forward rate agreements and swaps.

NONINTEREST EXPENSE
Noninterest expense increased in the first nine months of 1996 to $3.56 billion, or $3.14 billion excluding the $133 million pre-tax SAIF special assessment and the $281 million pre-tax merger-related restructuring charges, compared with $2.96 billion in the first nine months of 1995. Noninterest expense was $1.21 billion in the third quarter of 1996, or $1.08 billion excluding the SAIF special assessment, compared with $1.02 billion in the third quarter of 1995. The increase in noninterest expense was primarily related to purchase accounting acquisitions that resulted in higher personnel costs, an increase in amortization expense on other intangible assets and an increase in depreciation expense. In addition, the increase reflects our continued growth in fee-income generating businesses such as those managed by the Capital Management and Capital Markets Groups, in which expenses move more in tandem with revenues. Without the special charges, our overhead efficiency ratio was 57 percent in the first nine months of 1996, compared with 60 percent in the first nine months of 1995. The overhead efficiency ratio also was affected somewhat by the significant investments and initiatives under way in Capital Markets, Capital Management and other areas.

The $375 million of previously reported pre-tax merger-related restructuring charges primarily related to severance and change in control obligations, fixed asset write-downs and vacant space accruals, accelerated disposition of owned real estate, ser-


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vice contract terminations, professional fees and other miscellaneous items, none of which individually exceeded $8 million after tax. In the fourth quarter of 1995, $94 million of such charges were recorded. At September 30, 1996, $260 million of such charges had been paid and $47 million was related to noncash charges. The remaining accrual of $68 million at September 30, 1996, will be paid by January 1997.

In the third quarter of 1996, Congress passed legislation to recapitalize the SAIF through a special, one-time assessment on financial institutions that have deposits insured by SAIF. At September 30, 1996, we had $25.0 billion in SAIF deposits (out of our $91.4 billion deposit base) that were subject to the special assessment. As a result of the legislation, beginning in 1997 we expect to realize a net annual benefit of $35 million pre-tax from reduced SAIF premiums. Additionally, this legislation further provides for assessments to be imposed on insured depository institutions to pay for the cost of Financing Corporation funding. We currently estimate assessments may amount to up to $14 million after-tax in 1997 with similar assessments per year through 1999 (or earlier if no savings association exist prior to December 31, 1999) in connection with such funding.

In addition, the FDIC significantly reduced the insurance premiums it charges on federally insured bank deposits to the statutory minimum of $2,000.00 for "well capitalized" banks, effective January 1, 1996. The FDIC premium expense decreased from $101 million in the first nine months of 1995 to $41 million in the first nine months of 1996. The expense savings in the first nine months of 1996 were largely offset by discretionary investments in areas such as the company's retail delivery channels, and Capital Markets and Capital Management operations.

We currently expect to invest the expected savings that result from the FDIC premium reduction and the SAIF premium reduction in various current and future discretionary investments, business initiatives and technology programs.

Amortization of other intangible assets predominantly represent the amortization of goodwill and deposit base premium related to purchase accounting acquisitions. These intangibles are amortized over periods ranging from six to 25 years. Amortization is a noncash charge to income; therefore, liquidity and funds management activities are not affected. At both September 30, 1996, and December 31, 1995, we had $2.4 billion in other intangible assets. Costs related to environmental matters were not material.

BALANCE SHEET REVIEW

SECURITIES AVAILABLE FOR SALE
Securities available for sale are used as a part of the corporation's interest rate risk management strategy. They may be sold in response to changes in interest rates,




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changes in prepayment risk, liquidity needs, the need to increase regulatory capital ratios and other factors. These securities are carried at estimated fair value. Unrealized changes in fair value are recognized as a separate component of stockholders' equity, net of tax.

Realized gains and losses are recognized in income at the time the securities are sold. The available for sale portfolio consists of U.S. Treasury, municipal and mortgage-backed and asset-backed securities as well as collateralized mortgage obligations, corporate, foreign and equity securities. Securities available for sale transactions resulted in a gain of $20 million in the first nine months of 1996, compared with a gain of $29 million in the first nine months of 1995.

At September 30, 1996, we had securities available for sale with a market value of $13.7 billion, compared with $18.2 billion at year-end 1995. In the third quarter of 1996, we sold $7.9 billion in securities as part of the corporate balance sheet management process. This action will result in a higher-yielding earning asset mix. The market value of securities available for sale was $142 million below amortized cost at September 30, 1996. As a result, a $99 million after-tax unrealized loss reduced stockholders' equity at September 30, 1996.

The average rate earned on securities available for sale in the first nine months of 1996 was 6.57 percent, compared with 6.41 percent in first nine months of 1995. The average maturity of the portfolio was 5.50 years at September 30, 1996.

INVESTMENT SECURITIES
Investment securities are those securities that we intend to hold to maturity. Sales of these securities are rare. These securities are carried at amortized cost. The portfolio consists of U.S. Government agency, corporate, municipal and mortgage-backed securities, and collateralized mortgage obligations. First Union's investment securities amounted to $2.6 billion at September 30, 1996, compared with $3.1 billion at year-end 1995. This decline resulted from scheduled maturities, prepayments and issuer calls.

The average rate earned on investment securities in the first nine months of 1996 was 8.68 percent, compared with 7.54 percent in the first nine months of 1995. The increase in yield was primarily related to the year-end 1995 transfer of lower-yielding securities to the available for sale portfolio. The average maturity of the portfolio was 6.20 years at September 30, 1996.

LOANS
The loan portfolio, which represents our largest asset balance, is a significant source of interest and fee income. The loan portfolio is subject to both credit and interest rate risk. Our lending strategy stresses quality growth, diversified by product, geography and industry. A common credit underwriting structure is in place throughout the company.


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The loan portfolio at September 30, 1996, was composed of 44 percent in commercial loans and 56 percent in consumer loans. The portfolio mix did not change significantly from year-end 1995. The commercial loan portfolio includes general commercial loans, both secured and unsecured, and commercial real estate loans. General commercial loans are typically working capital loans to finance the inventory, receivables and other working capital needs of commercial borrowers, and term loans to finance fixed assets or acquisitions.

Commercial real estate loans typically finance the construction or purchase of commercial real estate. Consumer loans include mortgage, credit card and installment loans. Consumer mortgage lending includes both first and second mortgage loans.

Consistent with our longtime standard, we generally look for two repayment sources for commercial real estate loans: cash flows from the project and other resources of the borrower. Our commercial lenders focus principally on middle-market companies, which we believe reduces the risk of credit loss from any single borrower or group of borrowers. A majority of our commercial loans are for less than $10 million. Consumer lending through our full-service bank branches is managed using an automated underwriting system that combines statistical predictors of risk and industry standards for acceptable levels of customer debt capacity and collateral valuation. These guidelines are continually monitored for overall effectiveness and compliance with fair lending practices.

Net loans at September 30, 1996, were $92.5 billion, compared with $90.6 billion at year-end 1995. The increase was related primarily to acquisitions.
Average net loans in the first nine months of 1996 were $89.9 billion, compared with $81.7 billion in the first nine months of 1995. Demand for credit slowed in the first nine months of 1996, and our branch sales emphasis focused more heavily on investment products rather than lending products. Commercial loans increased slightly in the first nine months of 1996 due to the addition of lease financings. Consumer lending, particularly credit cards and direct lending, continue to be the highest-yielding portfolios.

At September 30, 1996, unused loan commitments related to commercial and consumer loans were $24.1 billion and $22.5 billion, respectively. Commercial and standby letters of credit were $4.5 billion. At September 30, 1996, loan participations sold to other lenders amounted to $510 million. They were recorded as a reduction of gross loans.

The average rate earned on loans in the first nine months of 1996 was 8.55 percent, compared with 8.78 percent in the first nine months of 1995. Factors affecting loan rates in the first nine months of 1996 compared with the first nine months of 1995 included a general decrease in market rates used to price loans. For example, the prime rate decreased to an average of 8.29 percent in the first nine months of 1996, compared with 8.86 percent in the first nine months of 1995. Other factors included the 1995 credit card securitization, which removed $1.5 billion in credit card

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receivables from our balance sheet; as well as a larger portfolio of fixed and adjustable rate mortgages as a result of bank and thrift acquisitions. These factors were offset somewhat by the upward repricing of adjustable rate mortgages and credit card portfolio introductory rates.

The ASSET QUALITY section provides information about geographic exposure in the loan portfolio.

COMMERCIAL REAL ESTATE LOANS
Commercial real estate loans amounted to 13 percent of the total portfolio at September 30, 1996, compared with 14 percent at December 31, 1995. This portfolio included commercial real estate mortgage loans of $9.5 billion at September 30, 1996, compared with $10.0 billion at December 31, 1995.

ASSET QUALITY

NONPERFORMING ASSETS
At September 30, 1996, nonperforming assets were $825 million, or 0.89 percent of net loans and foreclosed properties, compared with $826 million, or 0.91 percent, at December 31, 1995.

Loans or properties of less than $5 million each made up 75 percent, or $622 million, of nonperforming assets at September 30, 1996. Of the rest:

o 8 loans or properties between $5 million and $10 million each accounted for $54 million; and

o        7 loans or properties over $10 million each accounted for $149 million.

Fifty-one percent of nonperforming assets were collateralized primarily by real estate at September 30, 1996, compared with 50 percent at year-end 1995.

PAST DUE LOANS
In addition to these nonperforming assets, at September 30, 1996, accruing loans 90 days past due were $291 million, compared with $290 million at December 31, 1995. Of these, $28 million were related to commercial and commercial real estate loans at September 30, 1996, and $15 million at December 31, 1995. At September 30, 1996, we were closely monitoring certain loans for which borrowers were experiencing increased levels of financial stress. None of these loans were included in nonperforming assets or in accruing loans past due 90 days, and the aggregate amount of these loans is not significant.

NET CHARGE-OFFS
Net charge-offs as a percentage of average net loans were 0.58 percent in the first nine months of 1996, compared with 0.38 percent in the first nine months of 1995. Net charge-offs were 0.64 percent in the third quarter of 1996 and 0.33 percent in


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the third quarter of 1995. Excluding net charge-offs related to credit cards, such percentages were 0.28 percent in the third quarter of 1996, 0.17 percent in the second quarter of 1996 and 0.45 percent in the first quarter of 1996.

The increase in net charge-offs in the first nine months of 1996 was principally related to the maturing credit card portfolio and to a single, large commercial credit in the first quarter of 1996. With respect to the credit card portfolio, like much of the rest of the industry, we are experiencing a higher than anticipated level of personal bankruptcies. Charge-off rates related to the managed credit card portfolio are not likely to decline in the fourth quarter of 1996 or in 1997, although rates may fluctuate in 1997 similar to the trends seen in 1996. We do not believe that the higher levels of net charge-offs in the card portfolio are indicative of any significant deterioration in the credit quality of the total loan portfolio. We are carefully monitoring trends in both the commercial and consumer loan portfolios for signs of credit weakness. Additionally, we have evaluated our credit policies in light of changing economic trends, and we have taken appropriate steps where necessary. All of these steps have been taken with the goals of minimizing future credit losses and deterioration, while allowing for maximum profitability. Table 8 provides information on net charge-offs by category.

PROVISION AND ALLOWANCE FOR LOAN LOSSES
The loan loss provision was $255 million in the first nine months of 1996, compared with $156 million in the first nine months of 1995. The provision was $105 million in the third quarter of 1996, compared with $60 million in the third quarter a year ago. The increase in the loan loss provision was based primarily on current economic conditions, on the maturity and level of nonperforming assets, and on projected levels of charge-offs.

We establish reserves based on various factors, including the results of quantitative analyses of the quality of commercial loans and commercial real estate loans. Reserves for commercial and commercial real estate loans are based principally on loan grades, historical loss rates, borrowers' creditworthiness, underlying cash flows from the project and from borrowers, and analysis of other less quantifiable factors that might influence the portfolio. We analyze all loans in excess of $1 million that are being monitored as potential credit problems to determine whether supplemental, specific reserves are necessary. Reserves for all consumer loans are based principally on delinquencies and historical and projected loss rates, and with respect to card products, additional factors.

The allowance for loan losses was $1.4 billion at September 30, 1996, compared with $1.5 billion at year-end 1995. The ratio of the allowance for loan losses to nonaccrual and restructured loans was 188 percent at September 30, 1996, and 233 percent at December 31, 1995. The ratio of the allowance to net loans was
1.49 percent at September 30, 1996, compared with 1.66 percent at December 31, 1995.

Excluding residential mortgage loan outstandings and the associated reserves, the ratio of the allowance to loans at September 30, 1996, was 2.00 percent. Residential mortgages historically generate very low credit losses and require smaller reserves. Residential mortgages represented 28 percent of the total loan portfolio at September 30, 1996.

In the first nine months of 1996, we reallocated the acquired First Fidelity allowance for loan losses based on First Union's policies and procedures. As a result, the unallocated portion of the combined allowance for loan losses increased from $230 million at December 31, 1995, to $461 million at June
30, 1996. The unallocated portion at September 30, 1996, was $316 million. The reduction in the unallocated allowance for loan losses at September 30, 1996, compared with June 30, 1996, was the result of increases to the allocated reserve model resulting from the decision to retain rather than sell a portion of the card portfolio.

At September 30, 1996, impaired loans, which are included in nonaccrual loans, amounted to $425 million. A loan is considered to be impaired when, based on current information, it is probable that we will not receive all amounts due in accordance with the contractual terms of a loan agreement. Included in the allowance for loan losses is $46 million related to $267 million of impaired loans. The remaining impaired loans are recorded at or below cost. In the first nine months of 1996, the average recorded investment in impaired loans was $465 million, and $11 million of interest income was recognized on loans while they were impaired. All of this income was recognized using a cash-basis method of accounting.

GEOGRAPHIC EXPOSURE
The loan portfolio in the East Coast region of the United States is spread primarily across 82 metropolitan statistical areas with diverse economies. Atlanta, Georgia; Charlotte, North Carolina; Miami and Jacksonville, Florida; Newark, New Jersey; Philadelphia, Pennsylvania; and Washington, D.C., are our largest markets. Substantially all of the $12.3 billion commercial real estate portfolio at September 30, 1996, was located in our banking region.

LIQUIDITY AND FUNDING SOURCES
Liquidity planning and management are necessary to ensure we maintain the ability to fund operations cost-effectively and to meet current and future obligations such as loan commitments and deposit outflows. In this process, we focus on both assets and liabilities and on the manner in which they combine to provide adequate liquidity to meet the corporation's needs.

Funding sources primarily include customer-based core deposits but also include purchased funds and cash flows from operations. First Union is one of the nation's largest core deposit-funded banking institutions. Our large consumer deposit base, which is spread across the economically strong South Atlantic region and high per- capita income Northeast region, creates considerable funding diversity and stability. Further, our acquisitions of bank and thrift deposits have enhanced liquidity.

Asset liquidity is maintained through maturity management and through our ability to liquidate assets, primarily assets held for sale. Another significant source of asset liquidity is the potential to securitize assets such as credit card receivables and auto, home equity, commercial and mortgage loans. Other off-balance sheet sources of liquidity exist as well, including a mortgage servicing portfolio for which the estimated fair value exceeded book value by $197 million at September 30, 1996.

CORE DEPOSITS
Core deposits are a fundamental and cost-effective funding source for any banking institution. Core deposits were $86.1 billion at September 30, 1996, compared with $86.4 billion at December 31, 1995. Core deposits include savings, negotiable order of withdrawal (NOW), money market, noninterest-bearing and other consumer time deposits.

The portion of core deposits in higher-rate, other consumer time deposits was 35 percent at September 30, 1996, and 37 percent at year-end 1995. Other consumer time and other noncore deposits usually pay higher rates than savings and transaction accounts, but they generally are not available for immediate withdrawal, and they are less expensive to process.

In the first nine months of 1996 and 1995, average noninterest-bearing deposits were 19 percent of average core deposits.

Average core deposit balances were $85.8 billion in the first nine months of 1996, an increase primarily related to acquisitions of $5.2 billion from the first nine months of 1995. Average balances in savings and NOW, other consumer time and noninterest- bearing deposits were higher when compared with the first nine months of 1995, while money market deposits were lower. Deposits can be affected by branch closings or consolidations, seasonal factors and the rates being offered compared to other investment opportunities. The NET INTEREST INCOME SUMMARIES provide additional information about average core deposits.

PURCHASED FUNDS
Purchased funds at September 30, 1996, were $28.2 billion, compared with $25.7 billion at year-end 1995. Purchased funds are acquired primarily through (i) our large branch network, consisting principally of $100,000 and over certificates of deposit, public funds and treasury deposits, and (ii) national market sources, consisting of relatively short-term funding sources such as federal funds, securities sold under repurchase agreements, eurodollar time deposits, short-term bank notes and commercial paper, and longer-term funding sources such as term bank notes, Federal Home Loan Bank borrowings and corporate notes. Average purchased funds in the first nine months of 1996 were $28.7 billion, an increase of 52 percent from $18.9 billion in the same period of 1995. The increase was used primarily to fund loans and to purchase available for sale portfolio securities earlier in the year.

CASH FLOWS
Cash flows from operations are a significant source of liquidity. Net cash provided from operations primarily results from net income adjusted for the following noncash accounting items: the provisions for loan losses and foreclosed properties; depreciation and amortization; and deferred income taxes or benefits. This cash was available in the first nine months of 1996 to increase earning assets or to reduce borrowings.

LONG-TERM DEBT
Long-term debt was 84 percent of total stockholders' equity at September 30, 1996, compared with 79 percent at December 31, 1995. The increase in long-term debt compared with year-end 1995 was primarily related to the addition in the first nine months of 1996 of $860 million of subordinated notes and debentures with rates ranging from 6.824 percent to 7.574 percent and maturities of 10 years to 30 years. In October 1996, we issued $300 million of 7 1/8 percent subordinated bank notes due in 2006. Proceeds from these debt issues were used for general corporate purposes.

Under a shelf registration statement filed with the Securities and Exchange Commission, we currently have available for issuance $640 million of senior or subordinated debt securities. The sale of any additional debt securities will depend on future market conditions, funding needs and other factors.

DEBT OBLIGATIONS
We have a $350 million, committed back-up line of credit that expires in December 1998. This credit facility contains financial covenants that require First Union to maintain a minimum level of tangible net worth, restrict double leverage ratios and require capital levels at subsidiary banks to meet regulatory standards. First Union has not used this line of credit. During the fourth quarter of 1996, $306 million of long-term debt will mature, including bank notes of $197 million. Funds for the payment of long-term debt will come from operations or, if necessary, additional borrowings.

STOCKHOLDERS' EQUITY
At September 30, 1996, total stockholders' equity was $8.7 billion, compared with $9.0 billion at December 31, 1995, and 271 million common shares were outstanding, compared with 278 million shares at December 31, 1995. In recent years, we generally have purchased our common stock in the open market in connection with purchase acquisitions. The shares purchased typically approximate the number of shares to be issued in the related purchase acquisition. In conjunction with the two pending stock-for-stock acquisitions of the bank and thrift in Connecticut and Florida, respectively, we purchased 12 million shares of common stock at a cost of $751 million. Additionally, we purchased 2 million shares of common stock in the first nine months of 1996 at a cost of $133 million to offset issuances of common stock related to First Union's employee stock compensation plans, dividend reinvestment plans and conversions of the Series B Convertible Class A Preferred Stock. This compares with purchases of 14 million shares at a cost of $660 million in the first nine months of 1995.

In the third quarter of 1996, First Union redeemed all 350,000 outstanding shares of its Series D Adjustable Rate Cumulative Class A Preferred Stock and all 2,965,200 outstanding depositary shares, each representing a 1/40th interest in a share, of its Series F 10.64 percent Class A Preferred Stock. The aggregate redemption price was $109 million. In September 1996, we called for redemption on November 15, 1996, of all of our Series B Convertible Class A Preferred Stock at a redemption price of $25.00 per share, plus accrued dividends. At September 30, 1996, 1,910,946 of such shares were outstanding. Before redemption, these shares are convertible into common stock at the rate of 1.0531 shares of common stock for each share of Series B stock. In the first quarter of 1995, we redeemed all of the 6.3 million outstanding shares of Series 1990 cumulative perpetual adjustable rate preferred stock at a redemption price of $51.50 per share.

We paid $457 million in dividends to preferred and common stockholders in the first nine months of 1996. At September 30, 1996, stockholders' equity was reduced by a $99 million unrealized after-tax loss related to debt and equity securities. The SECURITIES AVAILABLE FOR SALE section provides additional information about debt and equity securities.

Preferred dividends were $8 million in the first nine months of 1996, compared with $22 million in the first nine months of 1995.

SUBSIDIARY DIVIDENDS
Our banking subsidiaries are the largest source of parent company dividends. Capital requirements established by regulators limit dividends that these and certain other of our subsidiaries can pay. Banking regulators generally limit a bank's dividends in two principal ways: first, dividends cannot exceed the bank's undivided profits, less statutory bad debt in excess of a bank's allowance for loan losses; and second, in any year dividends may not exceed a bank's net profits for that year, plus its retained earnings from the preceding two years, less any required transfers to surplus. Under these and other limitations, our subsidiaries had $430 million available for dividends at September 30, 1996. Our subsidiaries paid $1.1 billion in dividends to the corporation in the first nine months of 1996.

REGULATORY CAPITAL
Federal banking regulations require that bank holding companies and their subsidiary banks maintain minimum levels of capital. These banking regulations measure capital using three formulas relating to tier 1 capital, total capital and leverage capital. The minimum level for the ratio of total capital to risk-weighted assets (including certain off-balance sheet financial instruments, such as standby letters of credit and interest rate swaps) is currently 8 percent. At least half of total capital is to be composed of common equity, retained earnings and a limited amount of qualifying preferred stock, less certain intangible assets (tier 1 capital). The rest may consist of a limited amount of subordinated debt, nonqualifying preferred stock and a limited amount of the loan loss allowance (together with tier 1 capital, total capital).

At September 30, 1996, the tier 1 and total capital ratios were 6.38 percent and
10.94 percent, respectively, compared with 6.70 percent and 11.45 percent at December 31, 1995.

In addition, the Federal Reserve Board has established minimum leverage ratio requirements for bank holding companies. These requirements provide for a minimum leverage ratio of tier 1 capital to adjusted average quarterly assets equal to 3 percent for bank holding companies that meet specified criteria, including having the highest regulatory rating. All other bank holding companies are generally required to maintain a leverage ratio of at least 4 to 5 percent. The leverage ratio at September 30, 1996, was 5.23 percent, compared with 5.49 percent at December 31, 1995.

The requirements also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The Federal Reserve Board has indicated it will continue to consider a tangible tier 1 leverage ratio (deducting all intangibles) in evaluating proposals for expansion or new activity. The Federal Reserve Board has not advised us of any specific minimum leverage ratio applicable to us.

Each subsidiary bank is subject to similar capital requirements. Each subsidiary bank listed in Table 15 had a leverage ratio in excess of 5.17 percent at September 30, 1996. None of our subsidiary banks has been advised of any specific minimum capital ratios applicable to it.

The regulatory agencies also have adopted regulations establishing capital tiers for banks. Banks in the highest capital tier, or "well capitalized," must have a leverage ratio of 5 percent, a tier 1 capital ratio of 6 percent and a total capital ratio of 10 percent. At September 30, 1996, the deposit-taking subsidiary banks listed in Table 15 met the capital and leverage ratio requirements for "well capitalized" banks. We expect to maintain these ratios at the required levels by the retention of earnings and, if necessary, the issuance of additional capital. Failure to meet certain capital ratio or leverage ratio requirements could subject a bank to a variety of enforcement remedies, including termination of deposit insurance by the FDIC. First Union Home Equity Bank, N.A. is not a deposit-taking bank.

The ACCOUNTING AND REGULATORY MATTERS section provides more information about proposed changes in risk-based capital standards.

INTEREST RATE RISK MANAGEMENT
Managing interest rate risk is fundamental to banking. Banking institutions manage the inherently different maturity and repricing characteristics of the lending and deposit-taking lines of business to achieve a desired interest rate sensitivity position and to limit exposure to interest rate risk. The inherent maturity and repricing characteristics of our day-to-day lending and deposit activities create a naturally asset-sensitive structure. By using a combination of on- and off-balance sheet financial instruments, we manage the sensitivity of earnings to changes in interest rates within our established policy guidelines.

The Credit/Market Risk Committee of the corporation's board of directors reviews overall interest rate risk management activity. The corporation's Funds Management Committee, which includes the three members of the Office of the Chairman of the corporation, and senior executives from our Capital Markets Group, credit and finance areas, oversees the interest rate risk management process and approves policy guidelines. Balance sheet management and finance personnel monitor the day-to-day exposure to changes in interest rates in response to loan and deposit flows. They make adjustments within established policy guidelines.

We measure interest rate sensitivity by estimating the amount of earnings per share at risk based on the modeling of future changes in interest rates. Our model captures all assets and liabilities and off-balance sheet financial instruments, and combines various assumptions affecting rate sensitivity and changes in balance sheet mix into an earnings outlook that incorporates our view of the interest rate environment most likely over the next 36 months. Balance sheet management and finance personnel review and update continuously the underlying assumptions included in the earnings simulation model. The results of the model are reviewed by the Funds Management Committee. The model is updated at least monthly and more often as appropriate.

We believe our earnings simulation model is a more relevant depiction of interest rate risk than traditional gap tables because it captures multiple effects excluded in less sophisticated presentations, and it includes significant variables that we identify as being affected by interest rates. For example, our model captures rate of change differentials, such as federal funds rates versus savings account rates; maturity effects, such as calls on securities; and rate barrier effects, such as caps and floors on loans. It also captures changing balance sheet levels, such as commercial and consumer loans (both floating and fixed rate); noninterest-bearing deposits and investment securities. In addition, our model considers leads and lags that occur in long-term rates as short-term rates move away from current levels; the elasticity in the repricing characteristics of savings and money market deposits; and the effects of prepayment volatility on various fixed-rate assets such as residential mortgages, mortgage-backed securities and consumer loans. These and certain other effects are evaluated in developing the scenarios from which sensitivity of earnings to changes in interest rates is determined.

We use three standard scenarios in analyzing interest rate sensitivity for policy measurement. The base-line scenario is our estimated most likely path for future short-term interest rates over the next 36 months. The measurement of interest rate sensitivity is the percentage change in earnings per share calculated by the model under "high rate" and under "low rate" scenarios. The "high rate" and "low rate" scenarios assume 100 basis point shifts from the base-line scenario in the federal funds rate by the fourth succeeding month and that the rate remains 100 basis points higher or lower than the base-line through the rest of the 36-month period. Our policy limit for the maximum negative impact on earnings per share resulting from high rate or low rate scenarios is 5 percent. The policy measurement period begins with the fourth month forward and ends with the 15th month (i.e., a 12-month period.)

Our October 1996 estimate of future short-term interest rates includes a gradual rise in the federal funds rate to 5.55 percent by June 1998 and assumes that it would remain very close to that level for the rest of the forecast period. Based on the October 1996 outlook, if interest rates were to rise 100 basis points above the estimated short-term rate scenario, i.e., follow the high rate scenario, the model indicates that earnings during the policy measurement period would be negatively affected by 3.1 percent. Our model indicates that earnings would benefit by 2.7 percent in our low rate scenario, i.e., a 100 basis point decline in estimated short-term interest rates.

In addition to the three standard scenarios used to analyze rate sensitivity over the policy measurement period, we also analyze the potential impact of other, more extreme interest rate scenarios. These alternate scenarios may include interest rate paths both higher, lower and more volatile than those used for policy measurement. Because the interest rate sensitivity model is based on numerous interest rate assumptions, projected changes in growth in balance sheet categories and changes in other basic assumptions, actual results may differ from our current simulated outlook.

While our interest rate sensitivity modeling assumes that management takes no action, we regularly assess the viability of strategies to reduce unacceptable risks to earnings and implement such strategies when we believe those actions are prudent. As new monthly outlooks become available, management will continue to formulate strategies to protect earnings from the potential effects of changes in interest rates.

OFF-BALANCE SHEET DERIVATIVES FOR INTEREST RATE RISK MANAGEMENT
As part of our overall interest rate risk management strategy, for many years we have used off-balance sheet derivatives as a cost- and capital-efficient way to modify the repricing or maturity characteristics of on-balance sheet assets and liabilities. Our off-balance sheet derivative transactions used for interestrate sensitivity management include interest rate swaps, futures and options with indices that relate to the pricing of specific financial instruments of the corporation. We believe we have appropriately controlled the risk so that the derivatives used for rate sensitivity management will not have any significant unintended effect on corporate earnings. As a matter of policy we do not use highly leveraged derivative instruments for interest rate risk management. The impact of derivative products on our earnings and rate sensitivity is fully incorporated in the earnings simulation model in the same manner as on-balance sheet instruments.

Our overall goal is to manage our rate sensitivity in ways that earnings are not adversely affected materially whether rates go up or down. As a result of interest rate fluctuations, off-balance sheet transactions (and securities) will from time to time develop unrealized appreciation or depreciation in market value when compared with their cost. The impact on net interest income attributable to these off-balance sheet transactions, all of which are linked to specific financial instruments as part of our overall interest rate risk management strategy, will generally be offset by net interest income from on-balance sheet assets and liabilities. The important consideration is not the shifting of unrealized appreciation or depreciation between and among on- and off-balance sheet instruments, but the prudent management of interest rate sensitivity so that corporate earnings are not unduly at risk as interest rates move up or down.

For example, there was significant interest rate volatility between year-end 1993 and the end of the third quarter of 1996, which was reflected in the dramatic change in the market value of our securities portfolio and off-balance sheet positions. The combined market value of those positions moved from an unrealized gain of $903 million at December 31, 1993, to an unrealized loss of $1.1 billion at December 31, 1994, to an unrealized gain of $771 million at December 31, 1995, and back to an unrealized loss of $9 million at September 30, 1996. Despite these large year-to-year and quarterly fluctuations in market value and related fluctuations in the net interest income contribution from these positions, tax-equivalent net interest income continued to increase. This is the outcome we strive to achieve in using portfolio securities and off-balance sheet products to balance the income effects of core loans and deposits from changing interest rate environments.

The fair value appreciation of off-balance sheet derivative financial instruments used to manage our interest rate sensitivity was $8 million at September 30, 1996, compared with fair value appreciation of $390 million at December 31, 1995.

The carrying amount of financial instruments used for interest rate risk management includes amounts for deferred gains and losses related to terminated positions. The amount of deferred gains and losses was $1 million and $26 million, respectively, at September 30, 1996. These gains and losses will affect net income primarily in 1997.

Although off-balance sheet derivative financial instruments do not expose the corporation to credit risk equal to the notional amount, we are exposed to credit risk equal to the extent of the fair value gain in an off-balance sheet derivative financial instrument if the counterparty fails to perform. We minimize the credit risk in these instruments by dealing only with high quality counterparties. Each transaction is specifically approved for applicable credit exposure.

In addition, our policy is to require that all swaps and options be governed by an International Swaps and Derivatives Association Master Agreement. Bilateral collateral arrangements are in place for substantially all dealer counterparties. Derivative collateral arrangements for dealer transactions and trading activities are based on established thresholds of acceptable credit risk by counterparty. Thresholds are determined based on the strength of the individual counterparty and are bilateral. As of September 30, 1996, the total credit risk in excess of thresholds was $70 million. The fair value of collateral held was 106 percent of the total credit risk in excess of thresholds. For nondealer transactions, the need for collateral is evaluated on an individual transaction basis, and it is primarily dependent on the financial strength of the counterparty.

ACCOUNTING AND REGULATORY MATTERS
On January 1, 1996, the corporation adopted Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Additionally, Standard No. 121 requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell, except for certain assets. The corporation's January 1, 1996, adoption of this Standard had no impact on net income.

On January 1, 1996, the corporation also adopted Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation," which requires that the fair value of employee stock-based compensation plans be recorded as a component of compensation expense in the statement of income as of the date of grant of awards related to such plans or that the impact of such fair value on net income and earnings per share be disclosed on a pro forma basis in a footnote to financial statements for awards granted after December 15, 1994, if the accounting for such awards continues to be in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). The corporation will continue such accounting under the provisions of APB 25 and disclose the pro forma information as required, if material.

In June 1996, Statement of Financial Accounting Standard No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," was issued. The Standard (i) sets forth the criteria for (a) determining when to recognize financial and servicing assets and liabilities; and (b) accounting for transfers of financial assets as sales or borrowings; and
(ii) requires (a) liabilities and derivatives related to a transfer of financial assets to be recorded at fair value; (b) servicing assets and retained interests in transferred assets carrying amounts be determined by allocating carrying amounts based on fair value; (c) amortization of servicing assets and liabilities be in proportion to net servicing income; (d) impairment measurement be based on fair value; and (e) pledged financial assets be classified as collateral.

This Standard provides implementation guidance for assessing isolation of transferred assets and for accounting for transfers of partial interests, servicing of financial assets, securitizations, transfers of sales-type and direct financing lease receivables, securities lending transactions, repurchase agreements including "dollar rolls," "wash sales," loan syndications and participations, risk participations in banker's acceptances, factoring arrangements, transfers of receivables with recourse and extinguishments of liabilities.

This Standard is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and it is to be applied prospectively. The effect on the corporation has not been determined.

The Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), among other provisions, imposes liability on a bank insured by the FDIC for certain obligations to the FDIC incurred in connection with other insured banks under common control with such bank.

The Federal Deposit Insurance Corporation Improvement Act, among other things, requires a revision of risk-based capital standards. The new standards are required to incorporate interest rate risk, concentration of credit risk and the risks of nontraditional activities and to reflect the actual performance and expected risk of loss of multifamily mortgages. The RISK-BASED CAPITAL section provides information on risk assessment classifications.

Legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the "liquidation or other resolution" of such an institution by any receiver.

The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (IBBEA) authorized interstate acquisitions of banks and bank holding companies without geographic limitation beginning September 27, 1995. Beginning June 1, 1997, a bank may merge with a bank in another state as long as neither of the states opt out of interstate branching between the date of enactment of IBBEA and May 31, 1997. IBBEA further provides that a state may enact laws permitting interstate merger transactions before June 1, 1997. Certain states in which First Union conducts banking operations have enacted such legislation.

Various other legislative proposals concerning the banking industry are pending in Congress. Given the uncertainty of the legislative process, we cannot assess the impact of any such legislation on our financial condition or results of operations.

Table 1
CONSOLIDATED SUMMARIES OF INCOME, PER COMMON SHARE AND BALANCE SHEET DATA
--------------------------------------------------------------------------------




                                                               Twelve                                   1996                    1995
                                                               Months   -------------------------------------  ---------------------
                                                               Ended
                                                                Sept. 30,   Third       Second         First      Fourth       Third
(In millions, except per share data)                            1996      Quarter      Quarter       Quarter     Quarter     Quarter
------------------------------------------------------------------------------------------------------------------------------------

CONSOLIDATED SUMMARIES OF INCOME
Interest income                                        $       9,472        2,423        2,431         2,339       2,279       2,252
------------------------------------------------------------------------------------------------------------------------------------
Interest income (a)                                    $       9,562        2,440        2,456         2,364       2,302       2,277
Interest expense                                               4,564        1,158        1,167         1,127       1,112       1,067
------------------------------------------------------------------------------------------------------------------------------------
Net interest income (a)                                        4,998        1,282        1,289         1,237       1,190       1,210
Provision for loan losses                                        319          105           80            70          64          60
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses (a)        4,679        1,177        1,209         1,167       1,126       1,150
Securities available for sale transactions                        35            2            3            15          15          10
Investment security transactions                                   4            -            2             1           1           3
Noninterest income                                             2,195          598          541           510         546         466
Merger-related restructuring charges (b)                         375            -            -           281          94           -
SAIF special assessment (c)                                      133          133            -            -            -           -
Noninterest expense                                            4,185        1,078        1,052         1,011       1,044       1,018
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes (a)                                 2,220          566          703           401         550         611
Income taxes                                                     756          192          239           133         192         205
Tax-equivalent adjustment                                         90           17           25            25          23          25
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                     1,374          357          439           243         335         381
Dividends on preferred stock                                      12            1            3             4           4           5
------------------------------------------------------------------------------------------------------------------------------------
Net income applicable to common stockholders           $       1,362          356          436           239         331         376
------------------------------------------------------------------------------------------------------------------------------------

PER COMMON SHARE DATA
Net income                                             $        4.88         1.29         1.55          0.85        1.19        1.36
Cash dividends                                         $        2.14         0.58         0.52          0.52        0.52        0.52
Average common shares (in thousands)                               -      274,001      282,576       280,374     278,527     275,484
Average common stockholders' equity (d)
       Quarter-to-date                                 $           -        8,905        9,167         8,930       8,685       8,351
       Year-to-date                                                -        9,000        9,049         8,930       8,412       8,320
Common stock price
    High                                                      67 7/8       67 7/8       64 5/8        62 7/8      58 7/8      51 3/8
    Low                                                       49 5/8       61 1/8       57 1/2        51 1/2      49 5/8      45 1/4
    Period-end                                         $      66 3/4       66 3/4       60 7/8        60 3/8      55 5/8      51
        To earnings ratio (e)                                  13.68X       13.68        12.30         12.85       11.04       10.71
        To book value                                            209 %        209          188           190         174         166
Book value                                             $       31.94        31.94        32.46         31.80       31.89       30.68

BALANCE SHEET DATA
Assets                                                       133,882      133,882      139,886       130,581     131,880     121,919
Long-term debt                                         $       7,332        7,332        7,807         7,538       7,122       6,717
------------------------------------------------------------------------------------------------------------------------------------

(a) Tax-equivalent.
(b) Merger-related restructuring charges amount to $181 million after tax in the first quarter of 1996 and $73 million in the fourth quarter of 1995.
(c) The SAIF special assessment amounted to $86 million after tax in the third quarter of 1996.
(d) Quarter-to-date and year-to-date average common stockholders' equity excludes average net unrealized gains or losses on debt and equity securities.
(e) Based on net income applicable to common stockholders.

Table 2
SELECTED LINES OF BUSINESS (a)
--------------------------------------------------------------------------------



                                                                                               Nine Months Ended September 30, 1996
                                                        ---------------------------------------------------------------------------

                                                                          First
                                                                          Union
                                                                           Home        Other
                                                             Card        Equity     Consumer      Capital      Capital    Mortgage
(Dollars in millions)                                    Products          Bank      Banking      Markets          Mgt.    Banking
-----------------------------------------------------------------------------------------------------------------------------------
Income Statement Data
     Interest income (b)                             $        670           244        1,286        1,049           54       1,394
     Interest expense                                         244           141          728          806           26         982
     Noninterest income                                        94            25           21          301          408         147
-----------------------------------------------------------------------------------------------------------------------------------

Other Data
     Net charge-offs - owned                                  270             4           86           50              -        11
     Average loans, net                                     6,409         3,277       18,289        9,729          165      23,959
     Nonperforming assets                                      21            10           78           96              -       182
     Average deposits                                           -            -             -        3,101          933           -
     Assets under care                                          -            -             -            -      114,577           -
     Assets under management                                    -            -             -            -       42,552           -
     Loans serviced                                             -            -             -            -           -       46,370
     Origination volume                              $      5,585         1,053        6,886            -           -        3,167
     Locations                                              1,922           127        1,922        1,304        1,529       1,971
-----------------------------------------------------------------------------------------------------------------------------------

(a) The information contained herein represents selected lines of business data other than commercial lending and branch operations. Certain information is prepared from internal management reports. Average loans, net for the Card Products Division includes $1.5 billion of securitized credit cards managed by the Division. Mortgage banking includes mortgage loans managed by affiliated banks.
(b)    Tax-equivalent.

TABLE 3
INTERNAL CAPITAL GROWTH AND DIVIDEND PAYOUT RATIOS
--------------------------------------------------------------------------------



                                                 NINE MONTHS ENDED
                                                      SEPTEMBER 30,                                1996                      1995
                                             -----------------------  ----------------------------------  -----------------------
                                                                        THIRD       SECOND        FIRST       FOURTH       THIRD
                                                    1996      1995     QUARTER      QUARTER      QUARTER      QUARTER     QUARTER
---------------------------------------------------------------------------------------------------------------------------------
INTERNAL CAPITAL GROWTH (A)
    Assets to stockholders' equity                  14.69 X   13.74      15.08        14.80        14.20        14.06       14.15
                    X
    Return on assets                                 1.04 %    1.26       1.06         1.30         0.75         1.06        1.25
--------------------------------------------------------------------------------------------------------------------------------

    Return on total stockholders' equity (b)        15.19 %   17.14      15.83        18.94        10.72        15.00       17.65
                    X
    Earnings retained                               55.93 %   64.58      55.78        65.91        38.09        57.84       65.39
---------------------------------------------------------------------------------------------------------------------------------

    Internal capital growth (b)                      8.50 %    11.07       8.83        12.48         4.08         8.67       11.54
----------------------------------------------------------------------------------------------------------------------------------

DIVIDEND PAYOUT RATIOS ON
    Common shares                                   43.90 %    34.08      44.96        33.55        61.18        41.44       33.75

    Preferred and common shares                     44.07 %    35.42      44.22        34.09        61.91        42.16       34.61
----------------------------------------------------------------------------------------------------------------------------------

Return on common stockholders' equity (b) (c)       15.30 %    17.24      15.91        19.11        10.76        15.13       17.84
----------------------------------------------------------------------------------------------------------------------------------

(a)  Based on average balances and net income.
(b) The determination of these ratios exclude average net unrealized gains or losses on debt and equity securities.
(c)  Based on average balances and net income applicable to common stockholders.

Table 4
SELECTED QUARTERLY DATA
--------------------------------------------------------------------------------

                                                       1996              1995
                                  -------------------------- ------------------

                                    Third   Second    First   Fourth    Third
(Dollars in millions)             Quarter  Quarter  Quarter  Quarter  Quarter
-------------------------------------------------------------------------------

FIRST UNION MORTGAGE CORPORATION
    PERMANENT LOAN ORIGINATIONS
         Residential
             Direct (a)          $    883    1,296      946      739    1,029
             Wholesale                  -        1       42       76      119
-------------------------------------------------------------------------------
                 Total           $    883    1,297      988      815    1,148
-------------------------------------------------------------------------------

    VOLUME OF RESIDENTIAL
         LOANS SERVICED          $ 46,370   49,321   49,900   50,047   48,802
-------------------------------------------------------------------------------

FIRST UNION CORPORATION
    NUMBER OF OFFICES
         Banking                    1,912    1,981    1,981    1,964    1,969
         Other                        226      229      208      190      192
-------------------------------------------------------------------------------
                Total offices       2,138    2,210    2,189    2,154    2,161
-------------------------------------------------------------------------------

    OTHER DATA
         ATMs                       2,313    2,119    2,142    2,123    1,350(b)
         Employees                 45,116   45,353   44,968   44,536   44,483
-------------------------------------------------------------------------------

(a)  Includes originations of affiliated banks.
(b)  Not restated for pooling of interests acquisition.

Table 5
SECURITIES AVAILABLE FOR SALE

-------------------------------------------------------------------------------


                                                                                                          September 30, 1996
                                              ------------------------------------------------------------------------------


                                                                                    Gross Unrealized               Average
                                        1 Year 1-5    5-10   After 10            -------------------- Amortized   Maturity
(In millions)                         or Less  Years  Years   Years     Total      Gains     Losses        Cost   in Years
---------------------------------------------------------------------------------------------------------------------------

MARKET VALUE
     U.S. Treasury                 $        -  1,420      -       2     1,422          -         24       1,446   2.49
     U.S. Government agencies              28  1,096  7,940       2     9,066         (9)       124       9,181   6.26
     CMOs                                   5  1,214      -       -     1,219         (1)        15       1,233   4.01
     State, county and municipal            -      1      1      31        33          -          -          33  15.94
     Other                                116  1,041     61     771     1,989        (27)        16       1,978   4.59
----------------------------------------------------------------------------------------------------------------
         Total                     $      149  4,772  8,002     806    13,729        (37)       179      13,871   5.50
--------------------------------------------------------------------------------------------------------------------

MARKET VALUE
     Debt securities               $      149  4,772  8,002      78    13,001        (26)       178      13,153
     Sundry securities                      -      -      -     728       728        (11)         1         718
----------------------------------------------------------------------------------------------------------------
         Total                     $      149  4,772  8,002     806    13,729        (37)       179      13,871
----------------------------------------------------------------------------------------------------------------

AMORTIZED COST
      Debt securities              $      149  4,798  8,115      91    13,153
      Sundry securities                     -      -      -     718       718
------------------------------------------------------------------------------
         Total                     $      149  4,798  8,115     809    13,871
------------------------------------------------------------------------------

WEIGHTED AVERAGE YIELD
      U.S. Treasury                       -%    5.68    -      7.93      5.69
      U.S. Government agencies           5.79   6.31   7.03    7.97      6.94
      CMOs                              11.80   7.60    -       -        7.62
      State, county and municipal         -     7.92   9.29    6.96      7.07
      Other                              8.21   5.71   7.86    5.51      5.85
      Consolidated                       7.86%  6.32   7.04    5.58      6.72
-----------------------------------------------------------------------------

Included in "U.S. Government agencies" and "Other" at September 30, 1996, are $1.3 billion of securities that are denominated in currencies other than the U.S. dollar. The currency exchange rates were hedged utilizing both on and off-balance sheet instruments to minimize the exposure to currency revaluation risks. At September 30, 1996, these securities had a weighted average maturity of 3.90 years and a weighted average yield of 5.41 percent. The weighted average U.S. equivalent yield for comparative purposes of these securities was 7.51 percent based on a weighted average funding cost differential of (2.10) percent.

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The aging of mortgage-backed securities is based on their weighted average maturities at September 30, 1996. Average maturity in years excludes preferred and common stocks and money market funds.

Yields related to securities exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; and tax rates of 7.75 percent in North Carolina; 5.5 percent in Florida; 4.5 percent in South Carolina; 6 percent in Georgia and Tennessee; 7 percent in Maryland; 9.975 percent in Washington, D.C.; 4.87 percent in Delaware; 6.5 percent in New Jersey; and 10.75 percent in Connecticut.

There were commitments to purchase securities at a cost of $282 million that had a market value of $282 million at September 30, 1996. There were commitments to sell securities at a cost of $97 million that had a market value of $97 million at September 30, 1996. Gross gains and losses from sales are accounted for on a trade date basis. Gross gains and losses realized on the sale of debt securities in the first nine months of 1996 were $122 million and $103 million, respectively, and gross gains realized on the sale of sundry securities were $1 million.

Table 6
INVESTMENT SECURITIES


--------------------------------------------------------------------------------


                                                                                                                 September 30, 1996
                                     -----------------------------------------------------------------------------------------------


                                                                                               Gross Unrealized              Average
                                         1 Year     1-5        5-10    After 10               -------------------   Market  Maturity
(In millions)                         or Less      Years      Years      Years     Total      Gains     Losses       Value  in Years
------------------------------------------------------------------------------------------------------------------------------------

CARRYING VALUE
     U.S. Government agencies      $        -        166        895         21     1,082         18         (6)      1,094    6.16
     CMOs                                  75        427          -          -       502          7         (1)        508    2.82
     State, county and municipal           94        234        147        391       866        102         (1)        967    8.40
     Other                                  8         55         10         43       116          6           -        122    3.73
---------------------------------------------------------------------------------------------------------------------------
         Total                     $      177        882      1,052        455     2,566        133         (8)      2,691    6.20
------------------------------------------------------------------------------------------------------------------------------------

CARRYING VALUE
     Debt securities               $      177        882      1,052        411     2,522        133         (8)      2,647
     Sundry securities                      -          -          -         44        44          -          -          44
---------------------------------------------------------------------------------------------------------------------------
         Total                     $      177        882      1,052        455     2,566        133         (8)      2,691
---------------------------------------------------------------------------------------------------------------------------

MARKET VALUE
      Debt securities              $      179        910      1,078        480     2,647
      Sundry securities                     -          -          -         44        44
-----------------------------------------------------------------------------------------
         Total                     $      179        910      1,078        524     2,691
-----------------------------------------------------------------------------------------

WEIGHTED AVERAGE YIELD
      U.S. Government agencies            -%        8.43       7.64       7.54      7.76
      CMOs                               7.46       7.68        -          -        7.65
      State, county and municipal        9.89      10.77      11.26      11.77     11.21
      Other                              9.22       9.95       7.84       5.03      7.90
      Consolidated                       8.83%      8.78       8.15      10.94      8.91
-----------------------------------------------------------------------------------------

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The aging of mortgage-backed securities is based on their weighted average maturities at September 30, 1996.

Yields related to securities exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; and tax rates of 7.75 percent in North Carolina; 5.5 percent in Florida; 4.5 percent in South Carolina; 6 percent in Georgia and Tennessee; 7 percent in Maryland; 9.975 percent in Washington, D.C.; 4.87 percent in Delaware; 6.5 percent in New Jersey; and 10.75 percent in Connecticut.

There were no commitments to purchase or sell investment securities at September 30, 1996. Gross gains realized on repurchase agreement underdeliveries and calls of investment securities in the first nine months of 1996 were $3 million.

Table 7
LOANS

-------------------------------------------------------------------------------


                                                                                1996             1995
                                                         ---------------------------- ----------------

                                                           Third    Second     First   Fourth   Third
(In millions)                                            Quarter   Quarter   Quarter  Quarter Quarter
------------------------------------------------------------------------------------------------------

COMMERCIAL
     Commercial, financial and agricultural
         Taxable (a)                                    $ 22,887    22,358    22,378   23,897  23,323
         Nontaxable                                          904       909       939      751     737
------------------------------------------------------------------------------------------------------
           Total commercial, financial and agricultural   23,791    23,267    23,317   24,648  24,060
     Real estate - construction and other                  2,832     2,860     2,599    2,506   2,424
     Real estate - mortgage                                9,456     9,534     9,734    9,992   9,788
     Lease financing (b)                                   4,255     3,954     3,599    3,170   2,856
     Foreign                                                 925       713       763      649     576
------------------------------------------------------------------------------------------------------
           Total commercial                               41,259    40,328    40,012   40,965  39,704
------------------------------------------------------------------------------------------------------

RETAIL
     Real estate - mortgage                               26,603    27,229    27,204   27,274  25,071
     Installment loans - Bankcard (a)                      5,450     5,000     4,037    3,658   3,198
     Installment loans - other (a) (c)                    21,082    20,564    20,366   20,212  19,626
------------------------------------------------------------------------------------------------------
           Total retail                                   53,135    52,793    51,607   51,144  47,895
------------------------------------------------------------------------------------------------------
           Total loans                                    94,394    93,121    91,619   92,109  87,599
------------------------------------------------------------------------------------------------------

UNEARNED INCOME
     Loans                                                   440       432       436      477     448
     Lease financing                                       1,434     1,350     1,193    1,069     962
------------------------------------------------------------------------------------------------------
           Total unearned income                           1,874     1,782     1,629    1,546   1,410
------------------------------------------------------------------------------------------------------
           Loans, net                                   $ 92,520    91,339    89,990   90,563  86,189
------------------------------------------------------------------------------------------------------

(a) Data for the first quarter of 1996 has been revised to conform with new classifications presented in the second quarter of 1996. Data prior to 1996 is not available. Installment loans - Bankcard include credit card, ICR, signature and First Choice amounts.
(b) Lease financing amounts do not include related deferred income taxes.
(c) Installment loans-other include (in millions) $2,579; $2,499; $2,406; $2,358; and $2,081 of retail leasing loans at the end of the third, second and first quarters of 1996 and the fourth and third quarters of 1995, respectively, that were acquired in the First Fidelity merger.

Table 8
ALLOWANCE FOR LOAN LOSSES AND NONPERFORMING ASSETS


-------------------------------------------------------------------------------


                                                                                        1996                   1995
                                                               ------------------------------- ----------------------

                                                                  Third   Second        First     Fourth       Third
(In millions)                                                   Quarter  Quarter      Quarter    Quarter     Quarter
---------------------------------------------------------------------------------------------------------------------

ALLOWANCE FOR LOAN LOSSES
    Balance, beginning of quarter                             $   1,416    1,436        1,508      1,456       1,535
    Provision for loan losses                                       105       80           70         64          60
    Allowance of loans acquired or sold, net                          -        2            6         95         (68)
    Loan losses, net                                               (144)    (102)        (148)      (107)        (71)
---------------------------------------------------------------------------------------------------------------------
    Balance, end of quarter                                   $   1,377    1,416        1,436      1,508       1,456
---------------------------------------------------------------------------------------------------------------------
      (as % of loans, net)                                         1.49%    1.55         1.60       1.66        1.69
---------------------------------------------------------------------------------------------------------------------
      (as % of nonaccrual and restructured loans)                   188%     195          197        233         236
--------------------------------------------------------------------------------------------------------------------
      (as % of nonperforming assets)                                167%     169          171        182         178
---------------------------------------------------------------------------------------------------------------------

LOAN LOSSES
    Commercial, financial and agricultural (a)                $      25       23           65         40          18
    Real estate - construction and other                              1        -            4          1           -
    Real estate - mortgage                                           15       33           13         22          15
    Installment loans - Bankcard (a)                                 97       68           55         38          50
    Installment loans - other (a)                                    38       38           35         31          24
---------------------------------------------------------------------------------------------------------------------
            Total                                                   176      162          172        132         107
---------------------------------------------------------------------------------------------------------------------

LOAN RECOVERIES
    Commercial, financial and agricultural                            9       42           12         12          19
    Real estate - construction and other                              -        -            1          -           3
    Real estate - mortgage                                            2        7            2          2           4
    Installment loans - Bankcard (a)                                 13        3            2          4           3
    Installment loans - other (a)                                     8        8            7          7           7
---------------------------------------------------------------------------------------------------------------------
            Total                                                    32       60           24         25          36
---------------------------------------------------------------------------------------------------------------------
            Loan losses, net                                  $     144      102          148        107          71
---------------------------------------------------------------------------------------------------------------------
        (as % of average loans, net) (b)                           0.64%    0.45         0.66       0.49        0.33
---------------------------------------------------------------------------------------------------------------------

        (as % of average loans, net, excluding Bankcard) (b)       0.28%    0.17         0.45          -           -
---------------------------------------------------------------------------------------------------------------------

NONPERFORMING ASSETS
    Nonaccrual loans
       Commercial loans                                       $     294      311          330        331         285
       Commercial real estate loans (a)                             137      156          157          -           -
       Consumer real estate loans (a)                               186      163          133          -           -
       Installment loans                                            110       92          107         81          75
       Real estate loans (a)                                           -       -            -        232         255
---------------------------------------------------------------------------------------------------------------------
            Total nonaccrual loans                                  727      722          727        644         615
    Restructured loans                                                3        4            1          4           2
    Foreclosed properties                                            95      110          114        178         201
---------------------------------------------------------------------------------------------------------------------
            Total nonperforming assets                        $     825      836          842        826         818
---------------------------------------------------------------------------------------------------------------------
        (as % of loans, net and foreclosed properties)             0.89%    0.91         0.93       0.91        0.95
---------------------------------------------------------------------------------------------------------------------
Accruing loans past due 90 days                               $     291      272          275        290         242
---------------------------------------------------------------------------------------------------------------------


(a) Data for the first quarter of 1996 has been revised to conform with new classifications presented in the second quarter of 1996. Data prior to 1996 is not available.
(b)    Annualized.

Any loans classified by regulatory examiners as loss, doubtful, substandard or special mention that have not been disclosed herein or under the "Loans" or "Asset Quality" narrative discussions do not (i) represent or result from trends or uncertainties that management expects will materially impact future operating results, liquidity or capital resources, or (ii) represent material credits about which management is aware of any information that causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

Table 9
INTANGIBLE ASSETS
------------------------------------------------------------------------------

                                                    1996                 1995
                             ----------------------------  -------------------

                                Third  Second      First      Fourth    Third
(In millions)                 Quarter Quarter    Quarter     Quarter  Quarter
------------------------------------------------------------------------------

MORTGAGE SERVICING RIGHTS   $     134     150        147         149      149
------------------------------------------------------------------------------

CREDIT CARD PREMIUM         $      38      42         45          44       47
------------------------------------------------------------------------------

OTHER INTANGIBLE ASSETS
    Goodwill                $   1,867   1,919      1,912       1,884    1,740
    Deposit base premium          500     530        514         535      542
    Other                          12      12          9          13       14
------------------------------------------------------------------------------
       Total                $   2,379   2,461      2,435       2,432    2,296
------------------------------------------------------------------------------

Table 10
ALLOWANCE FOR FORECLOSED PROPERTIES

-------------------------------------------------------------------------------


                                                                              1996              1995
                                                          ------------------------- -----------------

                                                            Third  Second    First   Fourth    Third
(In millions)                                             Quarter Quarter  Quarter  Quarter  Quarter
-----------------------------------------------------------------------------------------------------

Foreclosed properties                                    $    112     130      136      203      229
-----------------------------------------------------------------------------------------------------

Allowance for foreclosed properties, beginning of quarter      20      22       25       28       33
Provision for foreclosed properties                             -      (2)      (1)       1       (2)
Dispositions, net                                              (3)      -       (2)      (4)      (3)
-----------------------------------------------------------------------------------------------------
Allowance for foreclosed properties, end of quarter            17      20       22       25       28
-----------------------------------------------------------------------------------------------------
Foreclosed properties, net                               $     95     110      114      178      201
-----------------------------------------------------------------------------------------------------



Table 11
DEPOSITS
--------------------------------------------------------------------------------

                                                   1996                    1995
                              --------------------------  ----------------------

                                Third   Second    First      Fourth       Third
(In millions)                 Quarter  Quarter  Quarter     Quarter     Quarter
--------------------------------------------------------------------------------

CORE DEPOSITS
     Noninterest-bearing     $ 18,008   16,831   16,726      17,043      15,598
     Savings and NOW accounts  25,009   25,492   25,149      24,297      22,788
     Money market accounts     13,019   12,843   13,149      13,113      13,287
     Other consumer time       30,086   31,079   31,179      31,945      31,244
--------------------------------------------------------------------------------
       Total core deposits     86,122   86,245   86,203      86,398      82,917
Foreign                         2,303    2,232    1,439       3,527       1,821
Other time                      3,019    2,976    2,876       2,630       2,657
--------------------------------------------------------------------------------
       Total deposits        $ 91,444   91,453   90,518      92,555      87,395
--------------------------------------------------------------------------------

Table 12
TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE
--------------------------------------------------------------------

                                                September 30, 1996
                                              ----------------------

                                                   Time       Other
(In millions)                                 Certificates     Time
--------------------------------------------------------------------

MATURITY OF
     3 months or less                       $     2,930          77
     Over 3 months through 6 months               1,263           -
     Over 6 months through 12 months              1,394           -
     Over 12 months                               1,280           -
--------------------------------------------------------------------
         Total                              $     6,867          77
--------------------------------------------------------------------

Table 13
LONG-TERM DEBT

-------------------------------------------------------------------------------


                                                                                                        1996                  1995
                                                                        -------------------------------------  --------------------

                                                                            Third       Second         First      Fourth     Third
(In millions)                                                             Quarter      Quarter       Quarter     Quarter   Quarter
-----------------------------------------------------------------------------------------------------------------------------------

DEBENTURES AND NOTES ISSUED BY THE PARENT COMPANY
     7-1/2% debentures due 2002                                       $        16           16            16          16        16
     Floating rate extendible notes due 2005                                   10           10            10          10        10
     11% notes due 1996                                                         -            -            18          18        18
     Floating rate notes due 1996                                               -            -             -         150       150
     6-3/4% notes due 1998                                                    249          249           249         249       249
     Floating rate notes due 1998                                             300          300           300         300       300
     Fixed rate medium-term subordinated notes, varying
       rates and terms to 2001                                                 54           54            54          54        54
     Floating rate subordinated notes due 2003                                149          149           149         149       149
     11% subordinated and variable rate notes due 1996                          -            -            18          18        18
     8-1/8% subordinated notes due 1996                                       100          100           100         100       100
     9.45% subordinated notes due 1999                                        249          249           250         250       250
     9.45% subordinated notes due 2001                                        148          148           148         148       148
     8-1/8% subordinated notes due 2002                                       249          249           249         249       249
     8% subordinated notes due 2002                                           223          223           223         223       223
     7-1/4% subordinated notes due 2003                                       149          149           149         149       149
     6-5/8% subordinated notes due 2005                                       248          248           248         248       248
     6% subordinated notes due 2008                                           197          197           197         197       197
     6-3/8% subordinated notes due 2009                                       148          148           148         148       148
     8% subordinated notes due 2009                                           149          149           149         149       149
     8.77% subordinated notes due 2004                                        149          149           149         148       148
     7-1/2% subordinated debentures due 2035                                  246          246           246         246       246
     7.05% subordinated notes due 2005                                        248          248           248         248       248
     6-7/8% subordinated notes due 2005                                       249          248           248         248       248
     6.55% subordinated debentures due 2035                                   249          249           249         249         -
     7% subordinated notes due 2006                                           198          198           198           -         -
     7.18% subordinated notes due 2011                                         59           59            59           -         -
     7-1/2% subordinated notes due 2006                                       297            -            -            -         -
     6.824%/7.574% subordinated debentures due 2026                           298            -            -            -         -
-----------------------------------------------------------------------------------------------------------------------------------

            Total debentures and notes issued by the Parent Company         4,631        4,035         4,072       3,964     3,715
-----------------------------------------------------------------------------------------------------------------------------------

DEBENTURES AND NOTES OF SUBSIDIARIES
     Subordinated bank notes with varying rates and terms to 2036             997        1,537         1,465       1,165     1,365
     Floating rate senior notes due 1996                                        -          200           200         200       200
     6.80% subordinated notes due 2003                                        149          149           150         150       150
     9-5/8% subordinated notes due 1999                                       150          150           150         150       150
     8-1/2% subordinated notes due 1998                                       149          149           149         149       149
     Floating rate subordinated notes due 1997                                 25           25            25          25        25
     9-7/8% subordinated capital notes due 1999                                75           75            75          75        75
     9-5/8% subordinated capital notes due 1999                                75           75            75          75        75
     10-1/2% collateralized mortgage obligations due 2014                      40           46            46          49        51
     Debentures and notes with varying rates and terms to 2015                 39           41            43          37        18
     9-1/2% mortgage backed bonds                                               -            -            -            -         4
----------------------------------------------------------------------------------------------------------------------------------

            Total debentures and notes of subsidiaries                      1,699        2,447         2,378       2,075     2,262
-----------------------------------------------------------------------------------------------------------------------------------

OTHER DEBT
     Notes payable to FDIC due 1996                                             -           47            51          76        84
     Advances from the Federal Home Loan Bank                                 933        1,208           958         958       608
     Mortgage notes and other debt                                             45           45            54          41        40
     Capitalized leases                                                        24           25            25           8         8
----------------------------------------------------------------------------------------------------------------------------------

            Total other debt                                                1,002        1,325         1,088       1,083       740
-----------------------------------------------------------------------------------------------------------------------------------
            Total                                                     $     7,332        7,807         7,538       7,122     6,717
-----------------------------------------------------------------------------------------------------------------------------------

Table 14
CHANGES IN STOCKHOLDERS' EQUITY (a)


-------------------------------------------------------------------------------



                                                               Twelve                                 1996                   1995
                                                               Months  ------------------------------------- ---------------------
                                                               Ended
                                                            Sept. 30,    Third       Second         First     Fourth       Third
(In millions)                                                   1996    Quarter      Quarter       Quarter    Quarter     Quarter
----------------------------------------------------------------------------------------------------------------------------------

Balance, beginning of period                           $       8,563      9,316        9,110         9,043      8,563       8,675
Net income                                                     1,374        357          439           243        335         381
Redemption of preferred stock                                   (109)      (109)           -             -          -           -
Purchase of common stock                                      (1,148)      (816)         (79)          (37)      (216)       (495)
Common stock issued for stock options exercised                  175         41           94            25         15          19
Common stock issued through dividend
  reinvestment plan                                               38         11            9            11          7           7
Common stock for purchase accounting acquisitions                482          -            -           124        358         253
Pre-merger transactions of pooled bank                            72          -            -            -          72        (146)
Cash dividends paid
  By First Union Corporation on
    Preferred stock                                               (8)        (1)          (3)           (4)          -          -
    Common stock                                                (540)      (157)        (147)         (145)       (91)        (87)
  By acquired bank on
    Preferred stock                                               (4)         -            -            -          (4)         (5)
    Common stock                                                 (46)         -            -            -         (46)        (40)
Unrealized gain (loss) on debt  and
  equity securities                                             (160)        47         (107)         (150)        50           1
----------------------------------------------------------------------------------------------------------------------------------
Balance, end of period                                 $       8,689      8,689        9,316         9,110      9,043       8,563
----------------------------------------------------------------------------------------------------------------------------------

(a) Preferred and common stock transactions related to an acquired company are included in pre-merger transactions of pooled bank.

Table 15
CAPITAL RATIOS
--------------------------------------------------------------------------------

                                                           1996             1995
                                     --------------------------- ---------------

                                       Third    Second    First   Fourth   Third
(In millions)                        Quarter   Quarter  Quarter  Quarter Quarter
--------------------------------------------------------------------------------

CONSOLIDATED CAPITAL RATIOS (a)
Qualifying capital
  Tier 1 capital                    $  6,414     7,020    6,749    6,551   6,267
  Total capital                       10,996    11,792   11,479   11,198  10,701

Adjusted risk-based assets           100,519    98,786   96,358   97,830  91,958

Adjusted leverage ratio assets      $122,759   125,440  121,385  119,421 116,090

Ratios
  Tier 1 capital                        6.38%     7.11     7.00     6.70    6.81
  Total capital                        10.94     11.94    11.91    11.45   11.64
  Leverage                              5.23      5.60     5.56     5.49    5.45

Stockholders' equity to assets
  Quarter-end                           6.49      6.66     6.98     6.86    7.02
  Average                               6.63%     6.76     7.04     7.11    7.07
--------------------------------------------------------------------------------

BANK CAPITAL RATIOS
Tier 1 capital
  First Union National Bank of
    Florida                             7.01%     7.70     7.73     7.57    8.18
    Georgia                             6.64      6.67     8.22     6.69    6.46
    Maryland                           10.73     12.20    12.18    11.36   15.88
    North Carolina                      6.32      6.66     6.60     6.46    6.56
    South Carolina                      8.29      8.17     8.14     8.42    7.33
    Tennessee                          11.06     10.75    11.43    11.12   11.85
    Virginia                            9.67      9.29     8.51     7.41    7.61
    Washington, D.C.                   16.20     11.48    11.66    13.77   18.67
  First Union National Bank            11.75     10.69    10.01     9.16    9.63
  First Union Bank of Connecticut      10.89     11.26    11.91    12.60   12.85
  First Union Bank of Delaware         15.39     13.98    22.84    25.45   23.86
  First Union Home Equity Bank          8.02      7.61     7.08     7.50    6.89

Total capital
  First Union National Bank of
    Florida                            10.72     11.57    11.72    10.97   11.54
    Georgia                            10.43     10.54    12.82    10.62   10.56
    Maryland                           11.97     13.46    13.44    12.62   17.15
    North Carolina                     10.03     10.71    10.55    10.15   10.29
    South Carolina                     11.60     11.47    11.33    11.79   11.09
    Tennessee                          12.10     12.00    12.69    12.38   13.11
    Virginia                           12.97     12.61    11.86    10.57   11.25
    Washington, D.C.                   17.44     12.75    12.94    15.03   19.94
  First Union National Bank            13.56     12.56    11.87    10.95   11.44
  First Union Bank of Connecticut      12.94     12.52    13.17    13.88   14.14
  First Union Bank of Delaware         16.65     15.28    24.12    26.74   25.15
  First Union Home Equity Bank         10.47      9.91     9.46    10.09    9.47

Leverage
  First Union National Bank of
    Florida                             5.20      5.32     5.36     5.18    5.56
    Georgia                             5.18      5.23     5.56     5.54    6.02
    Maryland                            6.64      7.56     7.08     9.32   13.11
    North Carolina                      5.98      5.80     5.64     5.72    5.87
    South Carolina                      6.40      6.18     6.18     6.24    5.85
    Tennessee                           5.66      5.85     7.21     7.64    8.19
    Virginia                            7.15      6.78     6.67     6.17    5.69
    Washington, D.C.                    6.15      6.18     5.69     6.32    8.50
  First Union National Bank             9.04      8.09     7.59     7.43    7.67
  First Union Bank of Connecticut       8.05      8.40     8.18     8.30    8.35
  First Union Bank of Delaware         12.07     11.02    19.91    17.20   14.79
  First Union Home Equity Bank          7.14%     6.71     6.53     6.48    6.22
--------------------------------------------------------------------------------

(a) Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of 4.00 percent and a minimum ratio of total capital to risk-weighted assets of 8.00 percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from 3.00 to 5.00 percent.

Table 16
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS (a)


-------------------------------------------------------------------------------


                                                            Weighted
                                                         Average Rate                   Estimated
                                                 ---------------------    -----------------------
September 30, 1996                    Notional                           Maturity In  Fair
(In millions)                          Amount    Receive       Pay        Years (b)   Value               Comments
------------------------------------------------------------------------------------------------------------------------------------

ASSET RATE CONVERSIONS
  Interest rate swaps               $   13,910       6.41%      5.54%         2.53           Converts floating rate loans to fixed
    Carrying amount                                                             $       34   rate.  Adds to liability sensitivity.
    Unrealized gross gain                                                               36   Similar characteristics to a fixed
    Unrealized gross loss                                                              (28)  income security funded with
                                                                                             variable rate liabilities. Includes
                                                                                             $4.9 billion of indexed amortizing
                                                                                             swaps, with $1.4 billion maturing
                                                                                             within 1 year and $3.5 billion
                                                                                             within 4 years.
                                                                                  ---------
        Total                                                                           42
                                                                                  ---------

  Forward bullet
  interest rate swaps                    6,057       5.96          -          1.22           Converts floating rate loans to fixed
    Carrying amount                                                                      -   rates in future periods. $6.0 billion
    Unrealized gross gain                                                                1   effective December 1996; $57
    Unrealized gross loss                                                              (12)  million effective March 1997.
                                                                                  ---------
        Total                                                                          (11)
-----------------------------------------------                                   ---------
  Total asset rate conversions      $   19,967       6.27%     5.54%          2.13    $  31
-------------------------------------------------------------------------------------------

LIABILITY RATE CONVERSIONS
  Interest rate swaps               $    6,129       6.84%     5.79%          6.21           Converts $4.3 billion of fixed rate
    Carrying amount                                                                   $ 11   long-term debt to floating rate by
    Unrealized gross gain                                                               65   matching the maturity of the swap
    Unrealized gross loss                                                              (97)  to the debt issue. Rate sensitivity
                                                                                             remains unchanged due to the direct
                                                                                             linkage of the swap to the debt
                                                                                             issue. Also converts $1.0 billion of
                                                                                             fixed rate CD's to variable rate and
                                                                                             $762 million of fixed rate bank
                                                                                             notes to floating rate.
                                                                                  ---------
        Total                                                                          (21)
                                                                                  ---------

  Other financial instruments              150       4.00          -          6.81           $150 million floor offsets a
    Carrying amount                                                                      1   corresponding rate floor in long-
    Unrealized gross gain                                                                -   term debt.
    Unrealized gross loss                                                               (1)
                                                                                  ---------
        Total                                                                             -
-----------------------------------------------                                   ---------
  Total liability rate conversions  $    6,279       6.77%      5.79%         6.22%    $(21)
-------------------------------------------------------------------------------------------


                                                                    (Continued)

Table 16
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS (a)


-------------------------------------------------------------------------------



                                                           Weighted
                                                        Average Rate           Estimated
                                               ---------------------  ------------------
September 30, 1996                    Notional                      Maturity In  Fair
(In millions)                           Amount  Receive      Pay      Years (b)  Value                Comments
---------------------------------------------------------------------------------------------------------------------------------

RATE SENSITIVITY HEDGES
  Put options on eurodollar futures $   20,766          - %    6.30%       0.31           Paid a premium for the right to lock
    Carrying amount                                                                $12   in the 3 month LIBOR reset rates on
    Unrealized gross gain                                                            -   pay variable rate swaps. $8.1 billion
    Unrealized gross loss                                                           (6)  effective December 1996; $7.6
                                                                                         billion effective  March 1997; $5.1
                                                                                         billion effective June 1997.
                                                                              ---------
        Total                                                                        6
                                                                              ---------

  Interest rate caps                       168        5.63     7.03       2.96           Paid a premium for the right to lock
    Carrying amount                                                                  1   in 3 month LIBOR reset rates on
    Unrealized gross gain                                                            1   pay variable rate swaps.
    Unrealized gross loss                                                            -
        Total                                                                        2
                                                                              ---------

  Short futures                         16,695          -      5.92       0.31           Locks in 3 month LIBOR reset rates
    Carrying amount                                                                  -   on pay variable rate swaps. $10.6
    Unrealized gross gain                                                            1   billion effective December 1996;
    Unrealized gross loss                                                           (4)  $6.0 billion effective March 1997;
                                                                                         $89 million effective June 1997.
                                                                              ---------
        Total                                                                       (3)
                                                                              ---------

  CMT Floor                                100        6.42         -      4.59           First Union Mortgage Corporation
    Carrying amount                                                                  1   paid a premium for a CMT floor in
    Unrealized gross gain                                                            -   order to offset the decline in value of
    Unrealized gross loss                                                            -   mortgage servicing in a falling rate
                                                                                         environment.
                                                                              ---------
        Total                                                                        1
                                                                              ---------

  Long eurodollar futures               14,550        6.29         -      1.53           Converts floating rate LIBOR-based
    Carrying amount                                                                  -   loans to fixed rate.  Adds to liability
    Unrealized gross gain                                                            -   sensitivity.  Similar characteristics to
    Unrealized gross loss                                                           (8)  fixed income security funded with
                                                                                         variable rate liabilities. $4.6
                                                                                         billion effective September 1997:
                                                                                         $2.0 billion effective December
                                                                                         1997, March 1998, June 1998 and
                                                                                         September 1998; $500 million
                                                                                         effective December 1998, March 1999,
                                                                                         June 1999 and September 1999.


                                                                              ---------
        Total                                                                       (8)
-----------------------------------------------                               ---------
  Total rate sensitivity hedges     $   52,279        6.28%     6.13%      0.67    $(2)
---------------------------------------------------------------------------------------

(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.


(b) Estimated maturity approximates duration except for forward bullets, average duration of 1.0 years; and long eurodollar futures, average duration of .25 years. Prime Rate - The base rate on corporate loans posted by at least 75 percent of the nation's 30 largest banks as defined in The Wall Street Journal. London Interbank Offered Rates (LIBOR) - The average of interbank offered rates on dollar deposits in the London market, based on quotations at five major banks. Weighted average pay rates are generally based on one to six month LIBOR. Pay rates related to forward interest rate swaps are set on the future effective date. Pay rates reset at predetermined reset dates over the life of the contract. Rates shown are the rates in effect as of September 30, 1996. Weighted average receive rates were set at the time the contract was transacted. Carrying amount includes accrued interest receivable/ payable, unamortized premiums paid/received and any related margin accounts.

Table 17
OFF-BALANCE SHEET DERIVATIVES - EXPECTED MATURITIES(a)
--------------------------------------------------------------------------------

September 30, 1996                 1 Year  1 -2    2 -5   5 -10 After 10
(In millions)                     or Less  Years   Years  Years    Years   Total
--------------------------------------------------------------------------------

ASSET RATE CONVERSIONS
  Notional amount                 $ 5,095   6,157   8,715      -       - 19,967
  Weighted average receive rate      6.33%   5.95    6.47      -       -   6.27
  Estimated fair value            $     9     (11)     33      -       -     31
--------------------------------------------------------------------------------

LIABILITY RATE CONVERSIONS
  Notional amount                 $ 1,024     765     505  3,425    560   6,279
  Weighted average receive rate     6.41%    6.13    7.32   6.95   6.76    6.77
  Estimated fair value            $     5       2      16    (16)   (28)    (21)
--------------------------------------------------------------------------------

RATE SENSITIVITY HEDGES
  Notional amount                 $42,021   8,030   2,193     35       - 52,279
  Weighted average receive rate     5.64%    6.57    6.56   5.64       -   6.28
  Estimated fair value            $    (5)      1       1      1       -     (2)
-------------------------------------------------------------------------------

(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities. Pay rates are generally based on one to six month LIBOR and reset at predetermined reset dates. Current pay rates are not necessarily indicative of future pay rates, and therefore, they have been excluded from the above table. Weighted average pay rates are indicated in Table 16.

Table 18
OFF-BALANCE SHEET DERIVATIVES ACTIVITY (a)


---------------------------------------------------------------------------


                                                                       Rate
                             Asset Rate   Liability Rate  Asset Sensitivity  Offsetting
(In millions)               Conversions   Conversions    Hedges     Hedges   Positions     Total
------------------------------------------------------------------------------------------------

Balance, December 31, 1995  $  17,402        5,307       1,016     29,674       4,800    58,199
Additions                       7,741        1,627           -     66,229           -    75,597
Maturities/Amortizations       (5,176)        (655)       (697)   (17,302)     (4,800)  (28,630)
Offsets                             -            -          -           -           -        -
Terminations                        -            -       (319)    (26,322)          -   (26,641)
------------------------------------------------------------------------------------------------
Balance, September 30, 1996 $  19,967        6,279          -      52,279           -    78,525
------------------------------------------------------------------------------------------------

(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.

FIRST UNION CORPORATION AND SUBSIDIARIES
NET INTEREST INCOME SUMMARIES


------------------------------------------------------------------------------


                                                           THIRD QUARTER 1996                     SECOND QUARTER 1996
                                                  --------------------------------------  ------------------------------------

                                                                            Average                                 Average
                                                                Interest      Rates                     Interest      Rates
                                                     Average     Income/    Earned/         Average      Income/    Earned/
(In millions)                                       Balances     Expense       Paid        Balances      Expense       Paid
------------------------------------------------------------------------------------------------------------------------------

ASSETS
Interest-bearing bank balances                  $         65           1          8.73%  $      183            1          3.21%
Federal funds sold and securities
    purchased under resale agreements                  5,760          77          5.26        6,100           79          5.22
Trading account assets (a)                             5,359          88          6.58        4,101           72          6.98
Securities available for sale (a)                     15,657         260          6.62       20,907          341          6.54
Investment securities (a)
    U.S. Government and other                          1,693          31          7.57        1,767           34          7.41
    State, county and municipal                          894          24         10.67        1,001           28         11.01
                                                  -----------------------                 -----------------------
          Total investment securities                  2,587          55          8.64        2,768           62          8.71
                                                  -----------------------                 -----------------------
Loans (a) (b)
    Commercial
        Commercial, financial and agricultural (c)    22,825         446          7.78       23,070          447          7.78
        Real estate - construction and other           2,846          60          8.35        2,779           59          8.51
        Real estate - mortgage                         9,480         200          8.41        9,615          202          8.48
        Lease financing                                2,063          48          9.37        1,914           48          9.90
        Foreign                                          721          12          6.36          696           10          6.26
                                                  -----------------------                 -----------------------
          Total commercial                            37,935         766          8.04       38,074          766          8.09
                                                  -----------------------                 -----------------------
    Retail
        Real estate - mortgage                        26,855         529          7.88       27,236          526          7.72
        Installment loans - Bankcard  (c)              5,257         173         13.16        4,527          151         13.41
        Installment loans - other (c)                 20,445         491          9.55       19,982          458          9.22
                                                  -----------------------                 -----------------------
          Total retail                                52,557       1,193          9.06       51,745        1,135          8.80
                                                  -----------------------                 -----------------------
          Total loans                                 90,492       1,959          8.63       89,819        1,901          8.50
                                                  -----------------------                 -----------------------
          Total earning assets                       119,920       2,440          8.12      123,878        2,456          7.95
                                                               ---------------------                  ----------------------
Cash and due from banks                                5,333                                  5,063
Other assets                                           8,178                                  7,517
                                                  -----------                             ----------
          Total assets                          $    133,431                            $   136,458
                                                  -----------                             ----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing deposits
    Savings and NOW accounts                          25,126         173          2.73       25,359          164          2.61
    Money market accounts                             13,239          93          2.79       13,100           90          2.77
    Other consumer time                               30,467         398          5.20       30,975          408          5.30
    Foreign                                            1,856          24          5.24        2,364           29          4.92
    Other time                                         3,195          46          5.67        3,173           38          4.79
                                                  -----------------------                 -----------------------
          Total interest-bearing deposits             73,883         734          3.95       74,971          729          3.92
Federal funds purchased and securities
    sold under repurchase agreements                  19,038         234          4.91       20,719          254          4.93
Commercial paper                                         830          11          5.03          841           10          5.00
Other short-term borrowings                            3,841          56          5.78        4,102           56          5.42
Long-term debt                                         7,849         123          6.27        7,615          118          6.18
                                                  -----------------------                 -----------------------
          Total interest-bearing liabilities         105,441       1,158          4.37      108,248        1,167          4.33
                                                               -----------------------                  ----------------------
Noninterest-bearing deposits                          16,585                                 16,628
Other liabilities                                      2,556                                  2,364
Stockholders' equity                                   8,849                                  9,218
                                                  -----------                             ----------
     Total liabilities and stockholders' equity    $ 133,431                            $   136,458
                                                  -----------                             ----------

Interest income and rate earned                              $     2,440          8.12%              $     2,456          7.95%
Interest expense and rate paid                                     1,158          3.85                     1,167          3.78
                                                               -----------------------                  ----------------------
Net interest income and margin                               $     1,282          4.27%               $    1,289          4.17%
                                                               -----------------------                 ----------------------

(a) Yields related to securities and loans exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; and tax rates of 7.75 percent in North Carolina; 5.5 percent in Florida; 4.5 percent in South Carolina; 6 percent in Georgia and Tennessee ; 7 percent in Maryland; 9.975 percent in Washington, D.C.;
       4.87 percent in 1996 in Delaware; 6.5 percent in 1996 in New Jersey; and
       10.75 percent in 1996 in Connecticut. Lease financing amounts include related deferred income taxes.


     ----------------------------------------------------------------------------------------------------------------------

                 FIRST QUARTER 1996                     FOURTH QUARTER 1995                     THIRD QUARTER 1995
        --------------------------------------  --------------------------------------  -----------------------------------

                                  Average                                 Average                                Average
                      Interest      Rates                    Interest       Rates                    Interest      Rates
           Average     Income/    Earned/         Average     Income/     Earned/         Average     Income/    Earned/
          Balances     Expense       Paid        Balances     Expense        Paid        Balances     Expense       Paid
     ----------------------------------------------------------------------------------------------------------------------


     $         127           3          7.58%  $      154           2           4.77%  $      461           7          5.61%

             5,728          75          5.28        2,888          42           5.82        2,372          33          5.58
             3,081          47          6.18        1,891          30           6.38        1,665          25          6.07
            17,007         278          6.54       11,878         192           6.40       10,889         176          6.43

             1,890          34          7.38        6,373         111           6.92        5,983          98          6.50
             1,126          30         10.71        1,248          34          10.62        1,430          39         10.80
        -----------------------                 ----------------------                  ----------------------
             3,016          64          8.62        7,621         145           7.53        7,413         137          7.33
        -----------------------                 ----------------------                  ----------------------


            23,036         443          7.73       23,555         463           7.79       22,828         451          7.84
             2,546          55          8.73        2,476          56           9.05        2,353          54          9.17
             9,832         210          8.58        9,948         221           8.83        9,856         221          8.90
             1,810          43          9.54        1,614          38           9.36        1,464          34          9.21
               690          11          6.21          655          12           7.03          620          11          7.14
        -----------------------                 ----------------------                  ----------------------
            37,914         762          8.08       38,248         790           8.20       37,121         771          8.25
        -----------------------                 ----------------------                  ----------------------

            27,419         526          7.68       26,559         512           7.65       24,973         482          7.65
             4,133         149         14.38        3,490         119          13.58        4,942         186         14.89
            19,808         460          9.33       19,585         470           9.50       18,998         460          9.60
        -----------------------                 ------------------------                ----------------------
            51,360       1,135          8.85       49,634       1,101           8.80       48,913       1,128          9.14
        -----------------------                 ----------------------                  ----------------------
            89,274       1,897          8.52       87,882       1,891           8.54       86,034       1,899          8.76
        -----------------------                 ----------------------                  ----------------------
           118,233       2,364          8.02      112,314       2,302           8.13      108,834       2,277          8.30
                    ------------------------                 ------------------------                  ---------------------
             5,052                                  5,260                                   4,917
             7,452                                  7,511                                   7,059
        -----------                             ----------                              ----------
     $     130,737                            $   125,085                             $   120,810
        -----------                             ----------                              ----------



            24,626         160          2.60       23,447         155           2.62       22,887         145          2.25
            13,267          92          2.78       13,114          97           2.94       13,372          98          2.90
            31,861         422          5.33       31,930         432           5.36       31,299         419          5.32
             2,272          31          5.51        2,307          33           5.73        2,891          39          5.39
             2,824          41          5.88        2,716          43           6.37        2,759          43          6.16
        -----------------------                 ----------------------                  ----------------------
            74,850         746          4.01       73,514         760           4.10       73,208         744          4.03

            16,321         207          5.10       12,144         171           5.57       10,745         162          5.97
               987          13          5.18        1,039          15           5.55        1,103          16          5.66
             3,651          48          5.37        3,765          54           5.72        3,292          52          6.30
             7,243         113          6.27        6,940         112           6.40        5,766          93          6.48
        -----------------------                 ----------------------                  ----------------------
           103,052       1,127          4.40       97,402       1,112           4.53       94,114       1,067          4.50
                    ------------------------                  ------------------------                  -----------------------
            16,286                                 16,118                                  15,619
             2,193                                  2,668                                   2,540
             9,206                                  8,897                                   8,537
        -----------                             ----------                              ----------
     $     130,737                            $   125,085                             $   120,810
        -----------                             ----------                              ----------

                   $     2,364          8.02%              $    2,302           8.13%             $     2,277          8.30%
                         1,127          3.83                    1,112           3.93                    1,067          3.89
                    ------------------------                  ------------------------                  -----------------------
                   $     1,237          4.19%              $     1,190          4.20%             $     1,210          4.41%
                    ------------------------                  ------------------------                  -----------------------


(b) The loan averages include loans on which the accrual of interest has been discontinued and are stated net of unearned income.

(c) Data for the first quarter of 1996 has been revised to conform with new classifications presented in the second quarter of 1996. Data prior to 1996 is not available. Installment loans - Bankcard include credit card, ICR, signature and First Choice amounts.

FIRST UNION CORPORATION AND SUBSIDIARIES
NET INTEREST INCOME SUMMARIES


-------------------------------------------------------------------------------


                                                        NINE MONTHS ENDED 1996                  SIX MONTHS ENDED 1996
                                                  ------------------------------------    -----------------------------------

                                                                            Average                                 Average
                                                                Interest      Rates                    Interest       Rates
                                                     Average     Income/    Earned/         Average     Income/     Earned/
(In millions)                                       Balances     Expense       Paid        Balances     Expense        Paid
-----------------------------------------------------------------------------------------------------------------------------

ASSETS
Interest-bearing bank balances                  $        125           5          5.64%  $      156           4           5.00%
Federal funds sold and securities
    purchased under resale agreements                  5,862         231          5.26        5,914         154           5.25
Trading account assets (a)                             4,185         207          6.61        3,591         119           6.64
Securities available for sale (a)                     17,849         879          6.57       18,957         619           6.54
Investment securities (a)
    U.S. Government and other                          1,783          99          7.45        1,829          68           7.39
    State, county and municipal                        1,006          82         10.85        1,063          58          10.92
                                                  -----------------------                 ----------------------
          Total investment securities                  2,789         181          8.68        2,892         126           8.69
                                                  -----------------------                 ----------------------
Loans (a) (b)
    Commercial
        Commercial, financial and agricultural (c)    22,977       1,336          7.77       23,053         890           7.76
        Real estate - construction and other           2,724         174          8.52        2,663         114           8.62
        Real estate - mortgage                         9,641         612          8.49        9,724         412           8.53
        Lease financing                                1,930         139          9.59        1,862          91           9.72
        Foreign                                          702          33          6.28          692          21           6.24
                                                  -----------------------                 ----------------------
          Total commercial                            37,974       2,294          8.07       37,994       1,528           8.08
                                                  -----------------------                 ----------------------
    Retail
        Real estate - mortgage                        27,168       1,581          7.76       27,327       1,052           7.70
        Installment loans - Bankcard (c)               4,642         473         13.59        4,330         300          13.87
        Installment loans - other (c)                 20,080       1,409          9.37       19,895         918           9.28
                                                  -----------------------                 ----------------------
          Total retail                                51,890       3,463          8.90       51,552       2,270           8.83
                                                  -----------------------                 ----------------------
          Total loans                                 89,864       5,757          8.55       89,546       3,798           8.51
                                                  -----------------------                 ----------------------
          Total earning assets                       120,674       7,260          8.03      121,056       4,820           7.99
                                                               -----------------------                  ----------------------
Cash and due from banks                                5,150                                  5,057
Other assets                                           7,717                                  7,484
                                                  -----------                             ----------
          Total assets                          $    133,541                            $   133,597
                                                  -----------                             ----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing deposits
    Savings and NOW accounts                          25,037         497          2.65       24,993         324           2.61
    Money market accounts                             13,202         275          2.78       13,183         182           2.78
    Other consumer time                               31,099       1,228          5.27       31,418         830           5.31
    Foreign                                            2,163          84          5.22        2,318          60           5.21
    Other time                                         3,064         125          5.43        2,998          79           5.30
                                                  -----------------------                 ----------------------
          Total interest-bearing deposits             74,565       2,209          3.96       74,910       1,475           3.96
Federal funds purchased and securities
    sold under repurchase agreements                  18,694         695          4.97       18,520         461           5.00
Commercial paper                                         886          34          5.08          914          23           5.10
Other short-term borrowings                            3,865         160          5.53        3,877         104           5.40
Long-term debt                                         7,570         354          6.24        7,429         231           6.22
                                                  -----------------------                 ----------------------
          Total interest-bearing liabilities         105,580       3,452          4.37      105,650       2,294           4.37
                                                               -----------------------                  ----------------------
Noninterest-bearing deposits                          16,499                                 16,457
Other liabilities                                      2,372                                  2,278
Stockholders' equity                                   9,090                                  9,212
                                                  -----------                             ----------
     Total liabilities and stockholders' equity     $133,541                            $   133,597
                                                  -----------                             ----------

Interest income and rate earned                              $     7,260          8.03%             $     4,820           7.99%
Interest expense and rate paid                                     3,452          3.82                    2,294           3.81
                                                               -----------------------                  ----------------------
Net interest income and margin                               $     3,808          4.21%             $     2,526           4.18%
                                                               -----------------------                  ----------------------


(a) Yields related to securities and loans exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; and tax rates of 7.75 percent in North Carolina; 5.5 percent in Florida; 4.5 percent in South Carolina; 6 percent in Georgia and Tennessee ; 7 percent in Maryland; 9.975 percent in Washington, D.C.;
       4.87 percent in 1996 in Delaware; 6.5 percent in 1996 in New Jersey; and
       10.75 percent in 1996 in Connecticut. Lease financing amounts include related deferred income taxes.

 ------------------------------------------------------------------------------

             YEAR ENDED 1995                     NINE MONTHS ENDED 1995
   ------------------------------------    ------------------------------------

                             Average                                 Average
                 Interest      Rates                     Interest      Rates
      Average     Income/    Earned/         Average      Income/    Earned/
     Balances     Expense       Paid        Balances      Expense       Paid
 ------------------------------------------------------------------------------


 $        475          26          5.45% $       584           24          5.51%

        2,266         131          5.77        2,056           88          5.75
        1,538          97          6.29        1,419           66          6.25
       11,212         718          6.41       10,987          527          6.41

        6,027         403          6.70        5,910          292          6.61
        1,488         163         10.94        1,569          130         11.03
   -----------------------                 -----------------------
        7,515         566          7.54        7,479          422          7.54
   -----------------------                 -----------------------


       22,634       1,792          7.92       22,324        1,329          7.96
        2,266         210          9.29        2,195          154          9.38
        9,827         873          8.88        9,786          651          8.90
        1,416         131          9.23        1,349           93          9.17
          614          43          7.04          600           32          7.05
   -----------------------                 -----------------------
       36,757       3,049          8.30       36,254        2,259          8.33
   -----------------------                 -----------------------

       23,389       1,786          7.63       22,322        1,274          7.63
        4,370         632         14.45        4,667          512         14.67
       18,749       1,787          9.53       18,467        1,318          9.55
   -----------------------                 -----------------------
       46,508       4,205          9.04       45,456        3,104          9.13
   -----------------------                 -----------------------
       83,265       7,254          8.71       81,710        5,363          8.78
   -----------------------                 -----------------------
      106,271       8,792          8.27      104,235        6,490          8.32
                ----------------------                  -----------------------
        5,004                                  4,918
        6,867                                  6,649
   -----------                             ----------
 $    118,142                            $   115,802
   -----------                             ----------



       23,047         588          2.55       22,912          434          2.53
       13,270         388          2.92       13,322          291          2.92
       29,779       1,538          5.17       29,055        1,107          5.09
        3,089         178          5.77        3,352          145          5.78
        2,571         161          6.26        2,523          116          6.22
   -----------------------                 -----------------------
       71,756       2,853          3.98       71,164        2,093          3.93

       10,325         596          5.77        9,711          425          5.86
        1,053          60          5.71        1,058           46          5.76
        2,649         161          6.06        2,273          106          6.25
        5,707         382          6.69        5,292          270          6.82
   -----------------------                 -----------------------
       91,490       4,052          4.43       89,498        2,940          4.39
                -----------------------                  ----------------------
       15,518                                 15,316
        2,589                                  2,561
        8,545                                  8,427
   -----------                             ----------
 $    118,142                            $   115,802
   -----------                             ----------

              $     8,792          8.27%              $     6,490          8.32%
                    4,052          3.81                     2,940          3.77
                -----------------------                  ----------------------
              $     4,740          4.46%              $     3,550          4.55%
                -----------------------                  ----------------------



           (b)The loan averages include loans on which the accrual of interest has been discontinued and are stated net of unearned income.

           (c)New classifications for the first nine months of 1996 are included herein. Data prior to 1996 is not available. Installment loans - Bankcard include credit card, ICR, signature and First Choice amounts.

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS


-------------------------------------------------------------------------------


                                                                                1996                  1995
                                                         ----------------------------  --------------------

                                                             Third   Second    First      Fourth     Third
(In millions, except per share data)                       Quarter  Quarter  Quarter     Quarter   Quarter
-----------------------------------------------------------------------------------------------------------

ASSETS
Cash and due from banks                                $     6,101    5,456    5,250       6,312     4,987
Interest-bearing bank balances                                  40       73       51          79       562
Federal funds sold and securities
  purchased under resale agreements                          5,660    6,197    4,417       4,153     2,635
-----------------------------------------------------------------------------------------------------------
             Total cash and cash equivalents                11,801   11,726    9,718      10,544     8,184
-----------------------------------------------------------------------------------------------------------
Trading account assets                                       4,779    4,793    3,307       1,881     1,406
Securities available for sale                               13,729   21,835   17,178      18,194    11,475
Investment securities                                        2,566    2,681    2,927       3,140     7,602
Loans, net of unearned income                               92,520   91,339   89,990      90,563    86,189
  Allowance for loan losses                                 (1,377)  (1,416)  (1,436)     (1,508)   (1,456)
-----------------------------------------------------------------------------------------------------------
             Loans, net                                     91,143   89,923   88,554      89,055    84,733
-----------------------------------------------------------------------------------------------------------
Premises and equipment                                       3,811    2,863    2,734       2,553     2,377
Due from customers on acceptances                              571      518      392         616       586
Other intangible assets                                      2,379    2,461    2,435       2,432     2,296
Other assets                                                 3,103    3,086    3,336       3,465     3,260
-----------------------------------------------------------------------------------------------------------
             Total assets                              $   133,882  139,886  130,581     131,880   121,919
-----------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing deposits                              18,008   16,831   16,726      17,043    15,598
  Interest-bearing deposits                                 73,436   74,622   73,792      75,512    71,797
-----------------------------------------------------------------------------------------------------------
             Total deposits                                 91,444   91,453   90,518      92,555    87,395
Short-term borrowings                                       22,910   27,895   20,371      19,500    15,973
Bank acceptances outstanding                                   571      516      392         616       586
Other liabilities                                            2,936    2,899    2,652       3,044     2,685
Long-term debt                                               7,332    7,807    7,538       7,122     6,717
-----------------------------------------------------------------------------------------------------------
             Total liabilities                             125,193  130,570  121,471     122,837   113,356
-----------------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY
Preferred stock                                                 48      163      171         183       195
Common stock, $3.33-1/3 par value;
  authorized 750,000,000 shares                                901      940      937         926       909
Paid-in capital                                              1,408    2,128    2,099       1,975     1,787
Retained earnings                                            6,431    6,231    5,942       5,848     5,687
Unrealized gain (loss) on debt and equity securities           (99)    (146)     (39)        111       (15)
-----------------------------------------------------------------------------------------------------------
            Total stockholders' equity                       8,689    9,316    9,110       9,043     8,563
-----------------------------------------------------------------------------------------------------------
            Total liabilities and stockholders' equity $   133,882  139,886  130,581     131,880   121,919
-----------------------------------------------------------------------------------------------------------

MEMORANDA
Securities available for sale-amortized cost           $    13,871   22,051   17,226      17,993    11,454
Investment securities-market value                           2,691    2,797    3,060       3,320     7,750
Common stockholders' equity, net of unrealized
  gain (loss) on debt and equity securities            $     8,641    9,153    8,939       8,860     8,368
Preferred shares outstanding (in thousands)                  1,911    2,599    2,897       3,388     3,880
Common shares outstanding (in thousands)                   270,508  281,948  281,064     277,846   272,752
-----------------------------------------------------------------------------------------------------------

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

-----------------------------------------------------------------------------



                                                                                             1996                    1995
                                                             -------------------------------------  ----------------------

                                                                 Third       Second         First      Fourth       Third
(In millions, except per share data)                           Quarter      Quarter       Quarter     Quarter     Quarter
--------------------------------------------------------------------------------------------------------------------------

INTEREST INCOME
Interest and fees on loans                                 $     1,953        1,896         1,889       1,884       1,891
Interest and dividends on securities available for sale            258          336           274         189         173
Interest and dividends on investment securities
       Taxable income                                               31           33            34         110          98
       Nontaxable income                                            16           19            20          23          26
Trading account interest                                            87           67            44          29          24
Other interest income                                               78           80            78          44          40
--------------------------------------------------------------------------------------------------------------------------
            Total interest income                                2,423        2,431         2,339       2,279       2,252
--------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
Interest on deposits                                               734          729           746         760         744
Interest on short-term borrowings                                  301          320           268         240         229
Interest on long-term debt                                         123          118           113         112          94
--------------------------------------------------------------------------------------------------------------------------
            Total interest expense                               1,158        1,167         1,127       1,112       1,067
--------------------------------------------------------------------------------------------------------------------------
Net interest income                                              1,265        1,264         1,212       1,167       1,185
Provision for loan losses                                          105           80            70          64          60
--------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses              1,160        1,184         1,142       1,103       1,125
--------------------------------------------------------------------------------------------------------------------------

NONINTEREST INCOME
Trading account profits                                             23            8            21          34          18
Service charges on deposit accounts                                165          166           161         160         156
Mortgage banking income                                             38           40            37          40          40
Capital management income                                          145          138           126         113         105
Securities available for sale transactions                           2            3            15          15          10
Investment security transactions                                     -            2             1           1           3
Fees for other banking services                                     41           44            33          40          42
Sundry income                                                      186          145           132         159         105
--------------------------------------------------------------------------------------------------------------------------
             Total noninterest income                              600          546           526         562         479
--------------------------------------------------------------------------------------------------------------------------

NONINTEREST EXPENSE
Salaries                                                           454          425           412         437         413
Other benefits                                                      99          101           113          83          86
--------------------------------------------------------------------------------------------------------------------------
             Personnel expense                                     553          526           525         520         499
Occupancy                                                           82           83            93          88          90
Equipment                                                          108           98            93          88          80
Advertising                                                         10           10            11          16          21
Telecommunications                                                  27           25            25          23          24
Travel                                                              23           27            22          22          20
Postage, printing and supplies                                      43           40            42          34          36
FDIC assessment                                                     15           14            12          19           8
Professional fees                                                   23           29             6          51          42
External data processing                                            24           38            36          17          19
Other intangible amortization                                       60           61            62          62          60
Merger-related restructuring charges                                 -            -           281          94           -
SAIF special assessment                                            133            -            -            -           -
Sundry                                                             110          101            84         104         119
--------------------------------------------------------------------------------------------------------------------------
             Total noninterest expense                           1,211        1,052         1,292       1,138       1,018
--------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                         549          678           376         527         586
Income taxes                                                       192          239           133         192         205
--------------------------------------------------------------------------------------------------------------------------
             Net income                                            357          439           243         335         381
Dividends on preferred stock                                         1            3             4           4           5
--------------------------------------------------------------------------------------------------------------------------
             Net income applicable to common stockholders  $       356          436           239         331         376
--------------------------------------------------------------------------------------------------------------------------

PER COMMON SHARE DATA
  Net income                                               $      1.29         1.55         0.85         1.19        1.36
  Cash dividends                                           $      0.58         0.52         0.52         0.52        0.52
Average common shares (in thousands)                           274,001      282,576       280,374     278,527     275,484
--------------------------------------------------------------------------------------------------------------------------

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

-------------------------------------------------------------------------------------------------------------

                                                                  Nine Months Ended       Six Months Ended
                                                                    September 30,             June 30,
                                                             ------------------------------------------------

(In millions, except per share data)                              1996          1995        1996        1995
-------------------------------------------------------------------------------------------------------------

INTEREST INCOME
Interest and fees on loans                                 $     5,738         5,339       3,785       3,448
Interest and dividends on securities available for sale            868           517         610         344
Interest and dividends on investment securities
       Taxable income                                               98           291          67         193
       Nontaxable income                                            55            86          39          60
Trading account interest                                           198            62         111          38
Other interest income                                              236           113         158          73
-------------------------------------------------------------------------------------------------------------
            Total interest income                                7,193         6,408       4,770       4,156
-------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
Interest on deposits                                             2,209         2,093       1,475       1,349
Interest on short-term borrowings                                  889           577         588         348
Interest on long-term debt                                         354           270         231         176
-------------------------------------------------------------------------------------------------------------
            Total interest expense                               3,452         2,940       2,294       1,873
-------------------------------------------------------------------------------------------------------------
Net interest income                                              3,741         3,468       2,476       2,283
Provision for loan losses                                          255           156         150          96
-------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses              3,486         3,312       2,326       2,187
-------------------------------------------------------------------------------------------------------------

NONINTEREST INCOME
Trading account profits                                             52            35          29          17
Service charges on deposit accounts                                492           456         327         300
Mortgage banking income                                            115           110          77          70
Capital management income                                          409           302         264         197
Securities available for sale transactions                          20            29          18          19
Investment security transactions                                     3             4           3           1
Fees for other banking services                                    118           120          77          78
Sundry income                                                      463           279         277         174
-------------------------------------------------------------------------------------------------------------
             Total noninterest income                            1,672         1,335       1,072         856
-------------------------------------------------------------------------------------------------------------

NONINTEREST EXPENSE
Salaries                                                         1,291         1,178         837         765
Other benefits                                                     313           264         214         178
-------------------------------------------------------------------------------------------------------------
             Personnel expense                                   1,604         1,442       1,051         943
Occupancy                                                          258           265         176         175
Equipment                                                          299           232         191         152
Advertising                                                         31            56          21          35
Telecommunications                                                  77            64          50          40
Travel                                                              72            56          49          36
Postage, printing and supplies                                     125           105          82          69
FDIC assessment                                                     41           101          26          93
Professional fees                                                   58           125          35          83
External data processing                                            98            54          74          35
Other intangible amortization                                      183           167         123         107
Merger-related restructuring charges                               281             -         281           -
SAIF special assessment                                            133             -           -           -
Sundry                                                             295           288         185         169
-------------------------------------------------------------------------------------------------------------
             Total noninterest expense                           3,555         2,955       2,344       1,937
-------------------------------------------------------------------------------------------------------------
Income before income taxes                                       1,603         1,692       1,054       1,106
Income taxes                                                       564           597         372         392
-------------------------------------------------------------------------------------------------------------
             Net income                                          1,039         1,095         682         714
Dividends on preferred stock                                         8            22           7          17
-------------------------------------------------------------------------------------------------------------
             Net income applicable to common stockholders   $     1,031        1,073         675         697
-------------------------------------------------------------------------------------------------------------

PER COMMON SHARE DATA
  Net income                                               $      3.69          3.85        2.40        2.49
  Cash dividends                                           $      1.62          1.44        1.04        0.92
Average common shares (in thousands)                           278,984       278,721     281,475     280,337
-------------------------------------------------------------------------------------------------------------

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

--------------------------------------------------------------------------------------------------------------------------

                                                                                                       Nine Months Ended
                                                                                                          September 30,
                                                                                                     ---------------------

(In millions)                                                                                             1996       1995
--------------------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
Net income                                                                                         $     1,039       1,095
Adjustments to reconcile net income to net cash provided (used) by operating activities
   Accretion and amortization of securities discounts and premiums, net                                     33         (47)
   Provision for loan losses                                                                               255         156
   Provision for foreclosed properties                                                                      (3)         (3)
   Securities available for sale transactions                                                              (20)        (29)
   Investment security transactions                                                                         (3)         (4)
   Depreciation and amortization                                                                           456         405
   Trading account assets, net                                                                          (2,898)        (89)
   Mortgage loans held for resale                                                                          (29)       (207)
   (Gain) Loss on sales of premises and equipment                                                           (2)         10
   Gain on sale of segregated assets                                                                        (6)        (16)
   Other assets, net                                                                                       511         517
   Other liabilities, net                                                                                 (156)        120
---------------------------------------------------------------------------------------------------------------------------
          Net cash provided (used) by operating activities                                                (823)      1,908
---------------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Increase (decrease) in cash realized from
     Sales of securities available for sale                                                             15,664       6,513
     Maturities of securities available for sale                                                         2,789       1,206
     Purchases of securities available for sale                                                        (14,107)     (5,327)
     Sales and underdeliveries of investment securities                                                      8          25
     Maturities of investment securities                                                                   667       1,773
     Purchases of investment securities                                                                    (99)     (1,561)
     Origination of loans, net                                                                            (851)     (5,642)
     Sales of loans                                                                                          -       2,000
     Sales of premises and equipment                                                                        32          36
     Purchases of premises and equipment                                                                  (679)       (357)
     Sales of mortgage servicing rights                                                                     15           -
     Purchases of mortgage servicing rights                                                                (34)         (7)
     Other intangible assets, net                                                                           22         (38)
     Purchases of banking organizations, net of acquired cash equivalents                                 (658)        434
---------------------------------------------------------------------------------------------------------------------------
            Net cash provided (used) by investing activities                                             2,769        (945)
---------------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Increase (decrease) in cash realized from
     Sales of deposits, net                                                                             (2,840)     (6,814)
     Securities sold under repurchase agreements and other short-term borrowings, net                    3,352       4,679
     Issuances of long-term debt                                                                         1,416       3,024
     Payments of long-term debt                                                                         (1,310)       (559)
     Sales of common stock                                                                                 191         152
     Purchases of preferred stock                                                                         (109)         (7)
     Purchases of common stock                                                                            (932)     (1,091)
     Cash dividends paid                                                                                  (457)       (388)
---------------------------------------------------------------------------------------------------------------------------
            Net cash used by financing activities                                                         (689)     (1,004)
---------------------------------------------------------------------------------------------------------------------------
            Increase (decrease) in cash and cash equivalents                                             1,257         (41)
            Cash and cash equivalents, beginning of year                                                10,544       8,225
---------------------------------------------------------------------------------------------------------------------------
            Cash and cash equivalents, end of year                                                 $    11,801       8,184
---------------------------------------------------------------------------------------------------------------------------

NONCASH ITEMS
      Increase in securities available for sale                                                    $            -       57
      Decrease in investment  securities                                                                        -      (72)
      Increase in other assets                                                                                  -       15
      Increase in foreclosed properties and a decrease in loans                                             23          42
      Conversion of preferred stock to common stock                                                         26          27
      Issuance of common stock for purchase accounting acquisitions                                        124         253
      Effect on stockholders' equity of an unrealized gain (loss) on debt and equity securities included in
           Securities available for sale                                                                  (342)        417
           Other assets (deferred income taxes)                                                    $      (132)        143
---------------------------------------------------------------------------------------------------------------------------